Exhibit (a)(1)(A)

FUEL TECH, INC.
OFFER TO EXCHANGE CERTAIN
OUTSTANDING STOCK OPTIONS
EXPIRES JUNE 29, 2011
OFFER CIRCULAR

Fuel Tech, Inc. (“Fuel Tech,” “we” or “us”) is offering certain of our employees the right to exchange certain outstanding stock options for the right to receive a replacement restricted stock unit award under our Incentive Plan (the “FTIP”). This offer is referred to as the “Offer.” The terms and conditions of the Offer and the right to receive a replacement award are described in this Offer Circular (“Offer Circular”). This Offer Circular applies to those persons who are eligible to participate in the Offer. You may participate in the Offer only if Fuel Tech or its FT Targeted Injection Chemicals Ltd. or Fuel Tech SRL subsidiaries (“Subsidiaries”) employs you at the time the Offer expires, except that our Chairman and President/Chief Executive Officer, Treasurer and Chief Financial Officer, Executive Vice President, Marketing and Sales, and Executive Vice President, Worldwide Operations (referred to as the senior executive management team) and directors of Fuel Tech are not eligible to participate in the Offer. Even if you are eligible, you do not have to accept the Offer.

If you are eligible to participate in the Offer, you may elect to tender in the Offer your outstanding Fuel Tech stock options that (1) have an exercise price that is greater than $11.20 per share, (2) were granted before June 1, 2009 and (3) have a term that is scheduled to expire after June 1, 2013. We refer to these options in this Offer Circular as your “Eligible Options.” You may not tender any other stock options. Furthermore, if the exercise price of any options you tender is less than the closing price of our common stock on the date the Offer expires, those options will not be accepted for exchange in the Offer and will continue to be governed by their existing terms. If you are eligible, you may accept the Offer with respect to any or all of your Eligible Options.

If you want to accept the Offer with respect to your Eligible Options, we must receive your election to accept the Offer by the time the Offer expires. The expiration time of the Offer is 5:00 p.m., Central Time, on June 29 2011. We may, however, extend the expiration time. This Offer Circular includes more detailed instructions for making an election to accept the Offer. We are also providing to you along with this Offer Circular a personalized Election Form and Release Agreement that includes an individualized statement showing your options that qualify as Eligible Options. If you accept the Offer, as to you, the Eligible Options that you tender for exchange will be deemed terminated and of no further force or effect at the time the Offer expires, and we will grant a replacement award of restricted stock units (“Replacement Award”) to you as of the expiration date of the Offer if you are still employed by Fuel Tech at that time, except in certain limited circumstances described in more detail herein.

If you are eligible and accept the Offer, your Replacement Award will cover a number of restricted stock units (“RSUs”) determined based on an exchange ratio set forth herein for each Eligible Option accepted for exchange pursuant to the Offer (rounded to the nearest whole RSU). The number of RSUs may be adjusted, however, for any stock splits, recapitalizations and similar events that occur before the Replacement Awards are actually granted. All Replacement Awards will be granted under the FTIP and will be subject to a new vesting schedule of two years. This is the case even if your Eligible Options were vested before the Offer commenced or become vested before the Offer expires. The other terms and conditions of the Replacement Awards are described in more detail in this Offer Circular.

We must provide you with the detailed information set forth in this Offer Circular because accepting the Offer has legal consequences. It is important that you read the detailed terms of the Offer and other information contained and referred to in this Offer Circular. Capitalized terms used in this Offer Circular are defined in this Offer Circular.

The Date of this Offer Circular is June 1, 2011.

INDEX OF DEFINED TERMS

Page

Board	16
Cancelled Options	3
Code	15
Company	2
Compensation Committee	15
Election Form	3
Eligible Options	2
Exchange	2
FICA	20
FTIP	Cover
Fuel Tech	Cover
Notice of Change of Election	3
Offer	Cover
Offer Circular	Cover
Replacement Award	2
Replacement Award Grant Date	4
RSU Agreement	14
RSUs	3
SEC	5
Subsidiaries	Cover

SUMMARY TERM SHEET

The following is a summary of some of the key terms and conditions of the Offer. It is important that you read the detailed terms of the Offer that are contained in the “Terms of the Offer” section in this Offer Circular. You should also be sure to read the “Risk Factors” section in this Offer Circular and the other information contained and referred to in this Offer Circular.

•  What is the Exchange Program?

In the Exchange Offer, we are offering eligible employees an opportunity to voluntarily exchange, prior to the expiration date of the Exchange Offer, some or all of their eligible options for a lesser number of newly granted restricted stock units, or RSUs. The number of RSUs that will be granted in exchange for each eligible option will be determined by applying an exchange ratio applicable to that option. The exchanged options will terminate, and the new RSUs granted will be subject to a new vesting schedule, even if the options exchanged are currently fully vested.

•  Reasons for the Offer. (See Question 1 for more information)

We have granted stock options periodically to a substantial number of our employees and employees of our subsidiaries. When the Company’s Compensation and Nominating Committee (“Compensation Committee”) approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the market price of a share of our common stock on the effective date of the option grant. Thus, an employee receives value only if he or she exercises the option and sells the purchased shares at a price that exceeds the option’s exercise price.

Our stock price has experienced a significant decline driven primarily by external factors. As a result many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of May 26, 2011 employees held Eligible Options covering approximately 934,500 shares with exercise prices ranging from $11.22 per share to $27.57 per share, while the closing price of our common stock on the Nasdaq exchange on that date was $8.04. These “out-of-the-money” options are no longer effective as performance and retention incentives.

We believe that to enhance long-term stockholder value and maintain our competitive positions we need to maintain competitive employee compensation, incentive and retention programs. An equity stake in the long-term success of the Company is a critical component of these programs.

Both RSUs and stock options share the same ownership motivational attributes. As such, we believe that each type of equity award can have a place in the Company’s long-term incentive compensation programs. However, there are three potential advantages to granting RSU awards over options: 1) RSUs are less depletive on the limited remaining available FTIP shares because they carry a higher valuation than stock options on the date of grant, thus, less FTIP shares are required for each RSU award than would be required for an equivalent stock option award to achieve the Company’s desired equity award value for the participant; 2) the prospect of an RSU award retaining the Company’s intended motivational attributes for the participant over time can be greater than a stock option award because an RSU award does not carry a “strike” price that must be exceeded for the RSU award to continue to be of value to the participant; and 3) because the motivational aspects of an RSU over a stock option can be greater as described above, that prospect can result in enhanced value to the Company for the compensation charges that will be recognized by the Company to grant an RSU award versus a stock option award. These distinctions were a consideration for us in structuring the Exchange Program as the stock for RSU exchange that is described herein.

Many of the Eligible Options have been out of the money for an extended period of time and, therefore, have not been exercised by our employees. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding options has steadily increased as a percentage of our total shares of common stock outstanding. As a result, an increasing number of the overall share awards available under the FTIP have come to be absorbed by grants that are not effectively providing the incentives we originally intended them to provide. In addition, since these options are not being exercised and returned to the FTIP for future use, the number of share awards available under the FTIP for grant in the future has steadily diminished. We believe the perception of our employees that equity incentives will continue to be provided in the future has an important effect on our ability to retain our employees, and a perception that the FTIP would in the near future no longer have awards available for grant would undermine the Company’s intended employee retention value for the long-term incentive component of the Company’s compensation programs. Under the Exchange Program, participating employees will receive significantly fewer RSUs than the number of shares subject to options surrendered. Shares subject to Eligible Options that were granted under the FTIP and are surrendered in the Exchange Program will be available for future awards under the FTIP. As a result of both these effects, the FTIP will have more share awards available for continuing grants in line with our overall compensation philosophy.

Based on the number of Eligible Options outstanding on May 26, 2011 and assuming 100% participation by eligible employees, a minimum exercise price for Eligible Options of $11.20 per share and the application of the exchange ratios described in the table set forth under “Exchange Ratios” below, Eligible Options for approximately 934,500 shares would be surrendered and made available for future awards under the FTIP, while approximately 310,169 RSUs would be issued.

Both the Compensation Committee and the Company’s Board of Directors believe that the Exchange Program is favorable to the interests of our stockholders and, at the same time, will restore incentives for employees currently holding underwater stock options to remain with us and to contribute to the growth and success of our business.

•  Who are the employees eligible for the Offer? (See Question 3 for more information)

You must be an employee of the Company at the expiration time of the Offer in order to participate in the Offer. (The term “Company” is used in this Offer Circular to mean Fuel Tech and/or one of its Subsidiaries, as the context requires.) However, our senior executive management team and members of our board of directors are not eligible to participate in the Offer.

•  What options are eligible for the Offer? (See Question 5 for more information)

The stock options that may be tendered in the Offer are only those outstanding stock options granted by Fuel Tech under its equity incentive plans that (1) have an exercise price that is greater than $11.20 per share, (2) were granted before June 1, 2009, and (3) have a term that is scheduled to expire after June 1, 2013. We refer to these options in this Offer Circular as your “Eligible Options.” You may not tender any other stock options. For example, you may not tender those Fuel Tech options that were granted at any time after June 1, 2009. Furthermore, if the exercise price of any options you tender is less than the closing price of our common stock on the date the Offer expires, those options will not be accepted for exchange in the Offer and will continue to be governed by their existing terms.

If you are eligible, you may accept the Offer with respect to any or all of your Eligible Options. As to any particular Eligible Option, you may elect to exchange the entire option or no portion of the option, but you may not elect to exchange only a portion of the option. Unless you revoke your acceptance of the Offer before the expiration time of the Offer, once you submit your election form to us you will not be able to exercise Eligible Options that are vested or become vested prior to the date that the Offer expires.

For details of the Offer, see the “Terms of the Offer” section of this Offer Circular generally. Please note that if you accept the Offer but you are not (for any reason) an employee of the Company at the expiration time of the Offer, you will not be granted a Replacement Award and your Eligible Options will be governed by their existing terms (including the applicable periods to exercise your vested Eligible Options following a termination of your employment).

•  What are the differences between the Replacement RSUs and the eligible options that may be surrendered in the Exchange Program? (See Questions 18 through 23 for more information)

If you choose to participate in the Exchange Offer and surrender eligible options for exchange, and if we accept your surrendered eligible options, you will receive a lesser number of new RSUs.

A stock option is the right to purchase shares of common stock at a specified price provided the vesting criteria and other terms and conditions of the option award are satisfied. Due to subsequent stock price fluctuations, at any given time following the grant of the option, the prevailing market price of the stock may be greater than, equal to or less than the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an option being “in the money”), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price. When the market price of Fuel Tech common stock is less than the exercise price of the option (also known as an option being “out of the money” or “underwater”), exercising the option and selling the purchased shares would result in an economic loss.

RSUs represent the right to receive shares of our common stock in the future provided the vesting criteria and other terms and conditions of the RSU award are satisfied. Upon vesting of RSUs, shares of stock are issued and have immediate value based on the full market price of our common stock. An RSU will retain value as long as our common stock has value because payment of an exercise price is not required for RSUs as it is for stock options.

Since RSUs are a different type of award than options, the terms and conditions of your RSUs necessarily will be different from those of your options. Your RSUs will be granted under the FTIP and will be subject to an RSU agreement under the FTIP. The form of RSU agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at http://www.sec.gov. Further, the vesting schedule of your RSUs will be different from the vesting schedule of your exchanged options.

Until your RSUs vest and you are issued shares of our common stock in payment for the vested RSUs, you will not have any of the rights of a stockholder of Fuel Tech with respect to those shares. Once you have been issued the shares of common stock, you will have all of the rights of a stockholder with respect to those shares, including the right to vote.

IN ADDITION, THE TAX TREATMENT OF THE RESTRICTED STOCK UNITS WILL DIFFER SIGNIFICANTLY FROM THE TAX TREATMENT OF YOUR STOCK OPTIONS. PLEASE SEE QUESTIONS 38 to 45 AND THE REMAINDER OF THIS EXCHANGE OFFER FOR FURTHER DETAILS.

•	If I elect to exchange eligible options for Replacement RSUs, how many RSUs will I receive in exchange? (See Question 18 for more information)

The number of RSUs you will receive for your exchanged options is based on an exchange ratio. We determined the exchange ratios for the eligible options (i.e., how many shares subject to existing eligible options an eligible employee must surrender in order to receive one RSU) based on an option valuation model and the exercise prices of the eligible options. Our objective was to provide for the grant of RSUs that would have a value comparable to the value of your exchanged options. The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options:

Exchange
Exercise Price	Ratio

27.57	.29
25.73	.30
25.52	.28
25.49	.27
23.66	.36
22.63	.35
17.82	.40
17.49	.31
15.42	.45
15.03	.36
11.40	.39
11.22	.42

Example:  Based on the exchange ratio, if you exchanged an option grant that had an exercise price of $11.22 and 1,000 outstanding options, you would receive a new RSU grant for approximately 420 RSUs. An option grant with an exercise price of $27.57 and 1,000 outstanding options would result in a new RSU grant for approximately 290 RSUs.

We will not grant any fractional RSUs. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each surrendered eligible option on a grant-by-grant basis.

•	Can I exchange a portion of an eligible option grant? (See Questions 5 and 7 for more information)

No. Eligible employees will be permitted to exchange eligible options for RSUs on a grant-by-grant basis only. No partial exchanges of an eligible option grant will be permitted. If you elect to exchange an eligible option grant, you must exchange all of the outstanding (i.e., unexercised) stock options underlying that particular eligible option grant. If you attempt to exchange a portion but not all of the underlying stock options of an eligible option grant, your election for that grant will be rejected.

•	What if I have more than one eligible option grant? (See Questions 5, 6 and 7 for more information)

Eligible employees will be permitted to exchange eligible options for RSUs on a grant-by-grant basis. This means that if you have more than one eligible option grant, you may elect to surrender one eligible option grant and not another. For example, if you have two eligible option grants, one that provides a right to purchase 100 shares of common stock and another that provides a right to purchase 50 shares of common stock, you may elect to exchange just the eligible option grant that provides a right to purchase 100 shares of common stock, just the eligible option grant that provides a right to purchase 50 shares of common stock, both eligible option grants, or neither eligible option grant.

•	What are the conditions of the Exchange Offer? (See Question 12 for more information)

The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Exchange Offer and that are more fully described in Question 12. The Exchange Offer is not conditioned upon a minimum number of eligible options being surrendered for exchange or a minimum number of eligible employees participating. If any of the events described in Section 6 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

•	Where can I get additional information about the Offer? (See Question 6 for more information)

If you are eligible to participate in the Offer, we are providing to you along with this Offer Circular a personalized Election Form and Release Agreement (the “Election Form”) that includes an individualized statement that shows which of your options are considered Eligible Options so you can complete the election form required in connection with the Offer, along with a form of Notice of Change of Election (the “Notice of Change of Election”) to be used if you decide before the Offer expires you want to withdraw any Eligible Options you previously elect to exchange. If you need another copy of your personalized Election Form or a Notice of Change of Election or if you have any questions regarding the Offer, you may contact Bill Cahill of our Equity Administration Department at bcahill@ftek.com or the telephone or fax number below:

Bill Cahill
Equity Administration Department
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555
tel: 630-845-4443
fax: 630-845-4502

Please be sure to allow at least five business days for us to respond to your request.

We understand that the decision whether or not to participate in the Offer will be a challenging one for many employees. The Offer does carry considerable risk, and there are no guarantees as to either our future stock performance or whether the Replacement Awards will ultimately have the same value as, or a greater or lesser value than, any Eligible Options you may want to exchange in the Offer. Therefore, the decision to participate in the Offer must be your personal decision, and it will depend largely on your assumptions about the future economic environment, the performance of the overall market and companies in our sector, and our own business, performance and stock price, as well as your continued employment with the Company as the Replacement Awards will be subject to a new vesting schedule.

•	How do I accept the Offer? (See Question 6 for more information)

First, review the information in this Offer Circular and the documents referred to in this Offer Circular. Then, complete, sign and date the Election Form referred to in the response to Question 6 below. You must file the Election Form with us in the manner and within the time period indicated in that response in order to accept the Offer. By accepting the Offer, you agree to the cancellation of your Eligible Options that you elect to exchange and to the terms and conditions of your Replacement Award as set forth in the FTIP and the award agreement that evidences your RSUs.

•	When does the Offer expire? (See Question 2 for more information)

The Offer will expire at 5:00 p.m., Central Time, on June 29, 2011. We may, however, extend the Offer. If you want to accept the Offer with respect to any of your outstanding Eligible Options, we must receive your completed election to accept the Offer before the expiration time of the Offer. Otherwise, you will be deemed to have rejected the Offer. If you have more than one Eligible Option and you accept the Offer as to less than all of your Eligible Options, you will be deemed to have rejected the Offer as to any Eligible Option other than those you affirmatively elect to exchange.

•	Consequences of Not Accepting the Offer. (See Questions 7 and 11 for more information).

As indicated above, you do not have to accept the Offer. If you decline, or if you do not timely return a valid election to accept the Offer, your Eligible Options will remain outstanding subject to their existing terms. If you have more than one Eligible Option and you accept the Offer as to less than all of your Eligible Options, your Eligible Options that you do not affirmatively elect to exchange will remain outstanding subject to their existing terms.

•	Grant of Replacement Awards. (See Questions 11 and 18 for more information).

If you accept the Offer, your Eligible Options that are tendered in the Exchange will terminate at the expiration time of the Offer. These terminated Eligible Options are referred to as your “Cancelled Options.” You will then have a right to receive a Replacement Award of restricted stock units (“RSUs”) from us as of the date on which the Offer expires.

RSUs are bookkeeping entries, used solely as a device to determine the number of shares of Fuel Tech common stock to be eventually distributed to you. You will not have any voting rights, dividend rights or other rights as a stockholder with respect to the RSUs prior to the time the RSUs vest and are paid as shares of our common stock. The number of RSUs you will receive in exchange for your Cancelled Options will be determined based on an exchange ratio set forth herein (rounded to the nearest whole RSU).

The RSUs will be granted under our FTIP and will be subject to a new vesting schedule of two years. All of the RSUs will be scheduled to vest on the second anniversary of the date of grant.

It is very important that you read this Offer Circular, its attachments, and all of the documents referred to in this Offer Circular in making your decision whether to participate in the Exchange.

The Replacement Awards will be granted as of the expiration date of the Offer. If we extend the Offer, we will adjust the Replacement Award grant date to correspond to the new expiration time of the Offer. The date that the Replacement Awards are granted is referred to as the “Replacement Award Grant Date.”

IMPORTANT

Our board of directors and Compensation Committee have approved the Offer. However, you must make your own decision to accept or reject the Offer. None of our board of directors, the members of our Compensation Committee, our management, or our affiliates or agents makes any recommendation whether you should accept or reject the Offer.

We have not authorized anyone to make any recommendation on our behalf as to whether you should accept the Offer. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and the representations contained in this Offer Circular and in the documents expressly referred to in this Offer Circular. You should rely only on the information contained in this Offer Circular and the information contained in the documents expressly referred to in this Offer Circular.

If anyone makes any recommendation or representation to you or gives you any information that is not contained in this Offer Circular or in the documents expressly referred to in this Offer Circular, even if that person is an employee or other representative of the Company, you must not rely upon that recommendation, representation or other information as having been authorized by the Company.

If you have any questions about the impact of the Offer on your financial status, you should consult your financial advisor.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

RISK FACTORS

The value of your Eligible Options may be the same as, or greater or less than, the Replacement Award offered to you in the Exchange. As noted below, the Replacement Awards will be subject to a new vesting schedule and are taxed differently from options. In certain circumstances, you will not be granted a Replacement Award even if you tendered Eligible Options that terminated in connection with the Exchange.

The Replacement Awards are subject to a new vesting schedule.  The Replacement Awards will vest over a period of two years from the Replacement Award Grant Date. Therefore, if you accept the Offer and your employment terminates before your Replacement Award vests, your unvested RSUs subject to your Replacement Award will be forfeited even though the Cancelled Options that you exchanged had already vested or may have vested if you had not exchanged them. In such circumstances, your Cancelled Options will not be reinstated and you will receive no benefit with respect to your RSUs.

The Replacement Awards could have a lower value or a higher value than your Eligible Options.  The number of RSUs that you will be granted as a Replacement Award if you elect to tender any of your Eligible Options will be calculated using the exchange ratio described in the response to Question 18 below. The exchange ratio that is used for this purpose has been calculated solely for purposes of this Offer. Because the exchange ratio is not 1:1, you will receive fewer RSUs than the options that you exchange. Certain levels of stock price appreciation could render any Eligible Option more valuable than the RSUs that are offered for that option. In light of these and other risks of tendering, you may be better off keeping your Eligible Options rather than tendering them in the Exchange.

The following example illustrates this point. Suppose you exchange a stock option award for 1,000 shares with an exercise price of $11.22, receiving 420 RSUs in exchange. Suppose, for purposes of this illustration, that our stock price increases to $15.00 per share. Under this example, after the RSUs vest and the shares are distributed to you, you could sell the shares, for a pre-tax gain of $6,300. On the other hand, if you had kept your exchanged options, you would have been able to exercise them and immediately sell the stock, realizing a pre-tax gain of $3,780 (that is, 1,000 options multiplied by the difference of $3.78 between the market price of the stock and the exercise price of the options). In this illustration, then, the RSUs would be more valuable than the surrendered options. Continuing the illustration, suppose our stock price increases to $30.00 per share. By the same calculations, the shares distributed upon vesting of the RSUs could be sold for a pre-tax gain of $12,600, while exercising the options and selling the stock would have resulted in a pre-tax gain of $18,780. In this event the RSUs would be less valuable than the surrendered options.

It is possible to calculate for each set of eligible options the price at which this “cross-over” would occur. For your convenience the following table calculates that cross-over or break-even point:

Cross-Over
Exercise Price	Price

$27.57	$38.98
$25.73	$36.50
$25.52	$35.57
$25.49	$34.83
$23.66	$37.14
$22.63	$34.77
$17.82	$29.89
$17.49	$25.22
$15.42	$27.91
$15.03	$23.43
$11.40	$18.74
$11.22	$19.35

This table is provided as a convenience and should not be considered a recommendation as to whether or not to accept the Exchange Offer. While this may be helpful to you, it is only one factor you should consider.

The after-tax benefits that may be realized, and the present value of these benefits, depend on your personal circumstances and the timing of distribution and sale of the shares you receive on exercise or distribution. The break-even prices do not represent projections by the Company of the future price of its common stock, which may be lower or higher.

If you terminate employment with the Company before the expiration of the Offer, you will not receive a Replacement Award.  If you resign, quit or die, or if your employment with the Company terminates for any reason whatsoever before the expiration time of the Offer, we will not grant you a Replacement Award and your Eligible Options will be governed by their existing terms (including the applicable periods to exercise your vested Eligible Options following a termination of your employment).

The Replacement Awards have different risks than your Cancelled Options.  Because RSUs represent the right to receive shares of Fuel Tech common stock at the future share distribution date, your rights to the grant and distribution of shares related to your Replacement Award RSUs are only those of a general unsecured creditor of Fuel Tech. The issuance of the Replacement Award RSUs to you is subject to Fuel Tech’s continued solvency. In addition, the economic effect of RSUs is similar to an investment in Fuel Tech common stock. However, unlike a stockholder, you cannot sell or pledge your RSUs and your RSUs do not carry any voting, dividend or other stockholder rights.

RSUs are non-transferable and cannot readily be converted into cash, and thus their “value” will increase or decrease according to fluctuations in the price of our common stock until they vest and are paid to you in the form of unrestricted shares. You may lose value to the extent of any decline in the fair market value of Fuel Tech common stock or its failure to increase at a rate commensurate with lost opportunities. There is no guarantee there will be any appreciation or return on your RSUs.

For U.S. taxpayers, RSUs will generally result in taxable ordinary income when shares are issued in payment at vesting, subject to deferral.  If you participate in the Exchange Offer and receive RSUs for surrendered eligible options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the RSU grant date. However, you generally will have taxable ordinary income when shares are issued to you in payment of vested RSUs, at which time the Company generally also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your RSU agreement(s.) You also may have taxable capital gains when you sell the shares underlying the RSUs. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the RSUs or the shares you receive when your RSUs vest. Note that the tax treatment of RSUs differs significantly from the tax treatment of your stock options, and as a result of participating in the Exchange Offer your tax liability could be higher than if you had kept your eligible options.

There are risks related to our business and our common stock.  You should carefully review the risk factors identified above and in our reports filed with the Securities and Exchange Commission (“SEC”), including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and our subsequent Quarterly Reports on Form 10-Q before deciding whether to accept the Offer. These risks may affect the value of the Eligible Options and any Replacement Awards. See the section titled “Additional Information; Incorporation of Documents by Reference” below for more information about our SEC filings and how to obtain copies of these documents.

Our board of directors and Compensation Committee have approved the Offer. However, you must make your own decision to accept or reject the Offer. None of our board of directors, the members of our Compensation Committee, our management, our affiliates or our agents makes any recommendation as to whether you should accept or reject the Offer.

We have not authorized anyone to make any recommendation on our behalf as to whether you should accept the Offer. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and the representations contained in this Offer Circular and in the documents expressly referred to in this Offer Circular. You should rely only on the information contained in this Offer Circular and the information contained in the documents expressly referred to in this Offer Circular.

If anyone makes any recommendation or representation to you or gives you any information that is not contained in this Offer Circular or in the documents expressly referred to in this Offer Circular, even if that person is an employee or other representative of the Company, you must not rely upon that recommendation, representation or other information as having been authorized by the Company.

If you have any questions about the impact of the Offer on your financial or tax status, you should consult your financial or tax advisor.

TERMS OF THE OFFER

The precise terms and conditions of the Offer are contained in the responses to the following questions:

•	Background and Reasons for the Offer: Question 1

•	The Offer: Questions 2 through 17

•	The Calculation of Replacement Awards: Question 18

•	Description of Terms and Conditions of Replacement Awards: Questions 19 through 26

•	Other Provisions; Administration: Questions 27 through 37

•	U.S. Federal Income Tax and Social Security Consequences: Questions 38 through 45

Capitalized terms not otherwise defined in this section have the meanings given to them elsewhere in this Offer Circular. See the Index of Defined Terms at the start of this document.

Background and Reasons for the Offer

This section generally describes why we are making the Offer and answers some questions that you may have regarding the general structure of the Offer.

1.	Why is Fuel Tech making the Offer?

We have granted stock options periodically to a substantial number of our employees and employees of our subsidiaries. When the Compensation Committee approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the market price of a share of our common stock on the effective date of the option grant. Thus, an employee receives value only if he or she exercises the option and sells the purchased shares at a price that exceeds the option’s exercise price.

Our stock price has experienced a significant decline driven primarily by external factors. As reported in certain of our prior public filings, our business has been adversely affected by the economic downturn which began in 2008, and despite modest recovery, continues to impact our business today. Reduced electricity demand across all of our geographic sales regions has led to electricity production declines and declines in pricing for key sources of alternative fuel such as natural gas. Although net generation of electric power in 2010 has returned to 2008 levels, coal fired electricity generation has declined and remains suppressed from 2007 levels. Contributing to this decline in coal-fired generations were: 1) lower natural gas prices which allowed utility operators to increase the amount of power generated from natural gas plants, 2) increased cost of environmental compliance with current environmental regulations, 3) constrained funding for capital projects in a financial climate wherein the capital funds necessary for the capital projects necessary to achieve that compliance became more limited, 4) a drop in industrial electricity demand, and 5) a sustained general decline in overall economic activity. Further, the uncertainty of regulation resulted in electricity generating unit operators delaying investment in NOx emission remediation plans until such time as the United States Environmental Protection Agency further clarifies the regulations. Amidst these difficult conditions, the

Company has worked to control costs, has made selective reductions in work force, invested in expanding its product lines through two acquisitions and has maintained a strong balance sheet. Despite those efforts, the external factors described above resulted in reduced product demand in both of our business segments, contributing to a decline in revenue and operating income during the affected years, and a resulting decrease in our stock price.

As a result of our stock price resetting itself at a lower level due to the macro-economic factors described above, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. As of May 26, 2011 employees held Eligible Options covering approximately 934,500 shares with exercise prices ranging from $11.22 per share to $27.57 per share, while the closing price of our common stock on the Nasdaq exchange on that date was $8.04. These “out-of-the-money” options are no longer effective as performance and retention incentives.

We believe that to enhance long-term stockholder value and maintain our competitive positions we need to maintain competitive employee compensation, incentive and retention programs. An equity stake in the long-term success of the Company is a critical component of these programs.

Historically, the Company has used stock option awards as its long-term incentive equity award of choice. However, our pool of available shares to grant stock option awards has been depleted due to the currently existing number of “out of the money” options being held by employees. Following an analysis undertaken by the Compensation Committee pertaining to the features of a variety of equity award vehicles that included input in that regard from the Compensation Committee’s compensation consultant, and given the general trend towards use of RSUs as a long-term incentive equity award vehicle, and in light of the limitation of shares available for equity award grants, in 2010 the Company started to use RSUs under the FTIP for long-term incentive equity awards. We believe that the opportunity to own part of the Company by participating employees is a powerful motivational tool. It incents them to enhance long-term stockholder value because their own equity ownership potential aligns their interests in that regard with other stockholders. We believe that the prospect of an ownership stake in the Company motivates participating employees to accomplish the Company’s objectives and goals that are aimed at achieving long-term future growth.

Both RSUs and stock options share the same ownership motivational attributes just described. As such, we believe that each type of equity award can have a place in the Company’s long-term incentive compensation programs. However, there are three potential advantages to granting RSU awards over options: 1) RSUs are less depletive on the limited remaining available FTIP shares because they carry a higher valuation than stock options on the date of grant, thus, less FTIP shares are required for each RSU award than would be required for an equivalent stock option award to achieve the Company’s desired equity award value for the participant; 2) the prospect of an RSU award retaining the Company’s intended motivational attributes for the participant over time can be greater than a stock option award because an RSU award does not carry a “strike” price that must be exceeded for the RSU award to continue to be of value to the participant; and 3) because the motivational aspects of an RSU over a stock option can be greater as described above, that prospect can result in enhanced value to the Company for the compensation charges that will be recognized by the Company to grant an RSU award versus a stock option award. These distinctions were a consideration for us in structuring the Exchange Program as the stock for RSU exchange that is described herein.

Many of the Eligible Options have been out of the money for an extended period of time and, therefore, have not been exercised by our employees. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding options has steadily increased as a percentage of our total shares of common stock outstanding. As a result, an increasing number of the overall share awards available under the FTIP have come to be absorbed by grants that are not effectively providing the incentives we originally intended them to provide. In addition, since these options are not being exercised and returned to the FTIP for future use, the number of share awards available under the FTIP for grant in the future has steadily diminished. We believe the perception of our employees that equity incentives will continue to be provided in the future has an important effect on our ability to retain our employees, and a perception that the FTIP would in the near future no longer have awards available for grant would undermine the Company’s intended employee retention value for the long-term incentive component of the Company’s compensation programs. Under the Exchange Program, participating employees will receive significantly fewer RSUs than the number of shares subject to options surrendered. Shares subject to Eligible Options that were granted under the FTIP and are surrendered in the Exchange Program will be available for future awards under the FTIP. As a result of both these effects, the FTIP will have more share awards available for continuing grants in line with our overall compensation philosophy.

Based on the number of Eligible Options outstanding on May 26, 2011 and assuming 100% participation by eligible employees, a minimum exercise price for Eligible Options of $11.20 per share and the application of the exchange ratios described in the table set forth under “Exchange Ratios” below, Eligible Options for approximately 934,500 shares would be surrendered and made available for future awards under the FTIP, while approximately 310,169 RSUs would be issued.

Both the Compensation Committee and the Company’s Board of Directors believe that the Exchange Program is favorable to the interests of our stockholders and, at the same time, will restore incentives for employees currently holding underwater stock options to remain with us and to contribute to the growth and success of our business.

Our Board of Directors and Compensation Committee approved the Offer so that you have an opportunity to exchange your Eligible Options for a Replacement Award. Of course, you do not have to accept the Offer. You must decide whether your prospects to realize value from your Eligible Options are better if you continue to hold your Eligible Options or if you tender them in the Offer. In making your decision, be sure to bear in mind the factors described under “Risk Factors” above and your own individual circumstances to determine if accepting the Offer is the right decision for you. None of our board of directors, the members of our Compensation Committee, our management, or our affiliates or agents makes any recommendation as to whether you should accept or reject the Offer.

The Offer

This section describes the terms of the Offer, including the deadline for accepting the Offer, eligibility rules, how to accept the Offer, which options may be tendered in the Offer, and other terms and conditions of the Offer. The terms of the Offer set forth in this Offer Circular control if there is any inconsistency between this Offer Circular and any other document.

2.	What is the deadline for the Offer?

If you are eligible and want to accept the Offer, the deadline for submitting your Election Form is 5:00 p.m., Central Time, on June 29, 2011, unless we, in our sole discretion, extend the Offer. If we do not receive your Election Form before that deadline, you will not be allowed to participate in the Exchange.

3.	Who is eligible to participate in the Offer?

You are eligible to participate in the Offer only if you are an employee of the Company at the expiration time of the Offer. (The term “Company” is used in this Offer Circular to mean Fuel Tech and/or one of its Subsidiaries, as the context requires.) However, our senior executive management team and members of our board of directors are not eligible to participate in the Offer. We have excluded employees in certain non-U.S. jurisdictions from the Offer because local law would make their participation infeasible or impractical.

4.	What are the conditions to the Offer?

The Offer is conditioned on your being employed with the Company, as described in the response to Question 3 above, at the expiration time of the Offer. In addition, the Offer is conditioned on your satisfactorily completing and returning to us your Election Form by 5:00 p.m., Central Time, on June 29, 2011, as described in the response to Question 6 below.

5.	What stock options may I tender/exchange in the Offer?

If you are eligible to participate, the stock options that you may tender in the Offer are your outstanding stock options granted by Fuel Tech under its FTIP that (1) have an exercise price that is greater than $11.20 per share, (2) were granted before June 1, 2009, and (3) have a term that is scheduled to expire after June 1, 2013. We refer to these options in this Offer Circular as your “Eligible Options.” You may not tender any other stock options. For example, you may not tender those Fuel Tech options that were granted at any time after June 1, 2009. Furthermore, if the exercise price of any options you tender is less than the closing price of our common stock on the date the Offer expires, those options will not be accepted for exchange in the Offer and will continue to be governed by their existing terms. If you are eligible, you may accept the Offer with respect to any or all of your Eligible Options. As to any particular Eligible Option, you may elect to exchange the entire option or no portion of the option, but you may not elect to exchange only a portion of the option. Unless you revoke your acceptance of the Offer (by submitting a completed, signed Notice of Change of Election before the expiration time of the Offer as described in the response to Question 10 below), once you submit your Election Form to us you will not be able to exercise Eligible Options that are vested or become vested prior to the date that the Offer expires.

6.	How may I accept the Offer?

Read Offer Circular and Election Form.  To accept the Offer, you should first carefully review this Offer Circular and the documents referred to in this Offer Circular.

Assemble Option Information.  You should then assemble the option information that you will need to complete the Election Form. The Election Form includes an individualized statement showing your Eligible Options. If you need another copy of your Election Form, please contact Bill Cahill of the Equity Administration Department at the address or telephone or fax number given on page 5. Please be sure to allow at least five business days for us to respond to your request.

You are responsible for confirming that the options included in your Election Form satisfy the eligibility requirements described in the response to Question 3 above and for confirming that all of your Eligible Options are reflected in your statement. Any discrepancies should promptly be reported to Bill Cahill of the Equity Administration Department at the email address, mailing address or telephone number given above.

Complete, Sign and Date Election Form.  You should then complete, sign and date the Election Form that is being provided to you along with this Offer Circular. If you want to accept the Offer, you must indicate on the Election Form that you accept the Offer and agree to the terms set forth in the Election Form.

Return Election Form.  You should then mail, hand deliver, fax or e-mail (in portable document format (PDF) only) the completed, signed and dated Election Form to Fuel Tech at the following address for receipt before 5:00 p.m., Central Time, on June 29, 2011, or any later expiration time to which the Offer has been extended:

Bill Cahill
Equity Administration Department
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555
tel: 630-845-4443
fax: 630-845-4502
e-mail: bcahill@ftek.com

If you want to make your election by e-mail, you must submit a PDF of a completed, signed and dated Election Form prior to the deadline. We cannot accept Election Forms by e-mail in any other form, and we cannot accept Election Forms by any means of delivery other than those means identified above. If you do not return your Election Form to Fuel Tech via e-mail or inter-office mail, you must pay all mailing or courier costs to deliver your Election Form to us. The method by which you deliver the signed Election Form to us is at your option and risk, even if you use the Fuel Tech inter-office mail, and delivery will be effective only when the form is actually received by us. In all cases, you should allow sufficient time to ensure timely delivery. If we do not receive a valid Election Form from you prior to the deadline described in the response to Question 6, you will be deemed to have rejected the Offer.

If you do not receive an Election Form or need additional information, please contact Bill Cahill of the Equity Administration Department at the email address, mailing address, or telephone number given above. If you request an Election Form, be sure to allow at least five business days for delivery to you.

We are not obligated, and no other person is obligated, to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be final and binding.

If you would like confirmation that we have received your Election Form, please contact Bill Cahill of the Equity Administration Department at the email address or telephone number above. Note, however, that we will only confirm whether we have received something from you, not whether you completed the Election Form correctly.

Other.  If the Election Form is signed by trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless we have waived this requirement, submit evidence satisfactory to Fuel Tech of their authority to act in this capacity.

Your election to accept or reject the Offer will become irrevocable upon the expiration time of the Offer. Be sure to read your Election Form. The effectiveness of any election that you may make to accept the Offer is subject to the eligibility conditions described in the response to Question 3 above.

Your election to participate in the Exchange pursuant to the terms and conditions described in this Offer Circular constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for surrender and termination of your Eligible Options tendered in the Exchange will constitute a binding agreement between you and us on the terms and subject to the conditions of this Offer Circular.

The Offer does not apply to any options that you may own that are not Eligible Options.

You are responsible for the method of delivery of your Election Form, ensuring that it is accurate and complete, and ensuring that we receive your Election Form before the expiration time of the Offer. You should allow sufficient time to ensure timely delivery of your Election Form. If you miss the deadline, you will not be allowed to participate in the Offer.

7.	Can I choose which options I want to tender?

Yes. If you are eligible to participate, you may accept the Offer with respect to any or all of your Eligible Options. As to any particular Eligible Option, you may elect to exchange the entire option or no portion of the option, but you may not elect to exchange only a portion of the option.

8.	Can I tender options that I have already exercised?

No. The Offer applies only to your Eligible Options that are unexercised and outstanding as of the expiration time of the Offer. It does not apply in any way to shares that you purchased by exercising an Eligible Option before the expiration time of the Offer. If you exercise an Eligible Option, that option is no longer outstanding and is therefore not included in the Offer. Options that terminate before the expiration time of the Offer are similarly no longer outstanding and are therefore not included in the Offer.

9.	Do I have to pay money or taxes if I accept the Offer?

You will not have to make any payments to us if you accept the Offer. If you accept the Offer, there will be no federal income tax consequences either at the time you accept the Offer or at the time you receive a

Replacement Award. Your Replacement Award will be taxed to you upon vesting or payment of the award as described in the responses to Questions 38-45 below. The tax consequences of your Replacement Award will be different than the tax consequences of stock options.

10.	What if I change my mind?

If you file an Election Form and want to change or withdraw your election, you may do so by filing a Notice of Change of Election indicating the changes to your previous election in accordance with the procedures described in the response to Question 6 above so that we receive your Notice of Change of Election before the expiration time of the Offer. You may use a Notice of Change of Election to change your election with respect to some or all of your Eligible Options. With respect to any particular Eligible Option, we will rely on the last Election Form or Notice of Change of Election that you validly submit and we receive before the expiration time of the Offer indicating your election as to that Eligible Option.

If you want to change your election and you need a new Notice of Change of Election, you may request one from Bill Cahill of the Equity Administration Department at the address or telephone or fax number given on page 5. Please be sure to allow at least five business days for us to respond to your request.

Any Election Form or Notice of Change of Election that we receive after the expiration time of the Offer will not be valid. You may not change or withdraw any election after the expiration time of the Offer.

11.	Will my tendered Eligible Options terminate if I accept the Offer?

If you accept the Offer, your Eligible Options tendered in the Exchange will automatically terminate at the expiration time of the Offer, and we will grant you a Replacement Award on the terms and conditions described in this Offer Circular.

Although we intend to accept all validly tendered Eligible Options immediately after expiration of the Offer, if we have not accepted the Eligible Options you tender within 40 business days of the commencement of the Offer, you may withdraw your tendered Eligible Options at any time thereafter.

12.	Can the Offer be modified?

Yes. Prior to the expiration time of the Offer, we may, in our sole discretion, extend, modify or, upon the occurrence of any of the events set forth below, revoke the Offer. We will notify you if the Offer is revoked. You will also be notified (and given an opportunity to change any Election Form that you may have previously filed) if we modify the Offer in any material manner. If we do modify the Offer in any material manner or waive a material condition of the Offer, we will ensure that at least five (5) business days remain in the Offer from the time we notify you of the material change to the expiration time of the Offer. We will extend the expiration time of the Offer as necessary to satisfy this requirement.

The Replacement Awards will be granted as of the date on which the Offer expires, including any extensions of the Offer. See the responses to Questions 19-26 below for conditions applicable to Replacement Award grants.

Notwithstanding any other provision of the Offer, we are not required to accept any Eligible Options returned to us for exchange, and we may terminate or amend the Offer, or postpone our acceptance and termination of any Eligible Options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after the commencement date of the Offer and prior to the expiration time of the Offer any of the following events has occurred, or has been determined by us to have occurred and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and termination of Eligible Options returned to us for exchange:

•	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered Eligible Options pursuant to the Offer, the grant of Replacement Awards, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us or you;

•	an action shall have been threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly: (1) make the acceptance for exchange of, or grant of Replacement Awards for, some or all of the tendered Eligible Options illegal or otherwise restrict or prohibit consummation of the Offer; (2) delay or restrict our ability, or render us unable, to accept for exchange, or grant Replacement Awards for, some or all of the tendered Eligible Options; or (3) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us or you;

•	there shall have occurred: (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; (3) the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States; (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States; (5) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of the Company or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer; (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration, escalation or worsening thereof; or (7) any decline in either the Dow Jones Industrial Average, the Nasdaq Global Select Market or the Standard and Poor’s 500 Index by an amount in excess of 10% measured during any time period after the close of business on May 31, 2011 ;

•	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that: (1) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 1, 2011; (2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 1, 2011 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or our subsidiaries’ assets or securities;

•	there shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Offer;

•	there shall have been enacted, enforced or deemed applicable to us any rules, regulations or actions by any governmental authority, the Nasdaq Global Select Market or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Offer; or

•	any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

We are not aware of any jurisdiction in which we are making the Offer where the Exchange, the Offer, or the grant of Replacement Awards would violate applicable law. If we become aware of any jurisdiction where the Exchange or the Offer would violate applicable law, we will revoke the Offer in cases where applicable law cannot be satisfied. We may, where necessary, modify the terms of the Replacement Awards to the extent necessary to satisfy applicable law. We are not, however, aware of nor do we anticipate any legal filings or approvals that are or will be required before the Offer can be completed, nor are we aware of any necessary governmental approvals that must be obtained before the Offer can be completed. Notwithstanding the foregoing, in the event that any governmental approvals are required to be obtained prior to the completion of the Offer, we may extend the expiration time of the Offer or may delay the grant of Replacement Awards until such approvals are obtained, provided that we will not delay the grant of Replacement Awards after the expiration time of the Offer for any other reason.

13.	What happens if I accept the Offer but my employment terminates before the expiration time of the Offer?

If you accept the Offer but you cease to be an employee of the Company before the expiration time of the Offer your Eligible Options will be treated as if they had not been tendered in the Offer.

14.	What happens if I accept the Offer but I go on leave before the expiration time of the Offer?

If you take a leave of absence, you will be treated as being employed by the Company for purposes of the Offer while on leave. This is true regardless of whether your leave is a paid leave of absence or an unpaid leave of absence.

15.	What will happen to my Eligible Options if I do not accept the Offer?

Participation in the Offer is entirely voluntary. If you do not accept the Offer, your Eligible Options will remain outstanding in accordance with their terms.

16.	Will I be eligible to receive future grants of equity awards under Fuel Tech’s FTIP?

Yes. Regardless of whether you accept the Offer, you will continue to be eligible for additional award grants as determined by Fuel Tech in its sole discretion.

17.	Is there any tax consequence to my participation in the Exchange?

If you exchange your Eligible Options for a Replacement Award, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the Exchange or at the date that the Replacement Award is granted. See the responses to Questions 38-45 below for more information on the tax consequences of the Replacement Awards.

The Calculation of Replacement Awards

18.	If I accept the Offer, how will the number of RSUs subject to my Replacement Award be calculated?

If you timely accept the Offer and you remain employed with the Company through the expiration date of the Offer, the Eligible Options that you tender for exchange will terminate at the time the Offer expires. You will then be granted a Replacement Award of RSUs in exchange for your Cancelled Options as of the Replacement Award Grant Date. The number of RSUs you will receive in exchange for your Cancelled Options will be determined based on an exchange ratio set out in the following table.

TABLE OF EXCHANGE RATIOS

				Total
		Total		RSUs to be
		Shares		Granted
	Remaining Term	Underlying	Exchange	(Assumes 100%
Exercise Price	(in years)	Options	Ratio	Participation)

27.57	6.2	20,000	.29	5,856
25.73	6.0	29,500	.30	8,707
25.52	5.8	7,000	.28	1,978
25.49	5.5	436,500	.27	117,039
23.66	7.0	32,500	.36	11,795
22.63	6.5	14,500	.35	5,062
17.82	6.8	296,000	.40	119,542
17.49	4.9	2,500	.31	766
15.42	7.2	43,500	.45	19,478
15.03	5.2	25,000	.36	8,961
11.40	4.8	20,000	.39	7,834
11.22	5.2	7,500	.42	3,151

Overall		934,500		310,169

The total number of RSUs a participating employee will receive with respect to a surrendered Eligible Option will be determined by multiplying the number of shares subject to the surrendered option by the applicable exchange ratio and rounding down to the nearest whole share. For example, if an eligible employee elected to tender for exchange an Eligible Option covering 1,000 shares of our common stock with a per-share exercise price of $11.22, the employee would be granted an award of 420 RSUs in exchange for that Eligible Option (based on a .42 to-1 exchange ratio).

The exchange ratio was determined by calculating the value of each outstanding Eligible Option using a lattice binomial valuation model. This valuation model calculates the theoretical present value of a stock option using variables such as stock price, exercise price, volatility, and expected option term. The stock price used in the valuation for the Exchange Program was $8.04. That same stock price was used to value the RSUs subject to the Replacement Awards. The exchange ratio is intended to result in the grant of Replacement Awards that have a grant-date value no greater than the value of the Eligible Options they replace.

Because the valuations used in establishing the exchange ratios were calculated as of May 26, 2011, are based on assumptions that Fuel Tech has made, and yield only approximate theoretical values, it is possible that the “value” of your Eligible Options may be more than, less than, or equal to the “value” of the Replacement Award that you will be granted for those options if you accept the Offer. You must determine, based on your own set of facts and circumstances (taking into consideration, without limitation, the vesting schedule that will apply with respect to the Replacement Award and your own assumptions as to future Fuel Tech stock prices) whether you are better off exchanging or holding your Eligible Options.

In general, if we increase or decrease the number, or change the rights and privileges, of our outstanding shares of common stock by payment of a stock dividend, stock split or other distribution upon the shares payable in common stock, or through a subdivision, combination, consolidation, reclassification or recapitalization involving our outstanding common stock, we will proportionately adjust the number, rights and privileges of the securities to be subject to Replacement Awards as if they had been outstanding under our FTIP on the date that any of these events occur. The mere issuance of additional shares by Fuel Tech in an acquisition or other transaction or the mere payment of an ordinary cash dividend, however, typically would not result in any such adjustment.

Description of Terms and Conditions of Replacement Awards

This section provides important information regarding the Replacement Awards to be granted as part of the Offer. The information in this section is qualified in its entirety by the more detailed information set forth in the form of RSU award agreement that applies to you that will evidence each grant of RSUs (the “RSU Agreement”), and by the more detailed information set forth in our FTIP. We will provide you with your RSU Agreement promptly following the expiration date of the Offer.

All of the Replacement Awards will be granted under, and subject to the terms and conditions of, our FTIP and the RSU Agreement. This is the case regardless of whether your Cancelled Options were granted, in whole or in part, under any other stock plan. You may obtain a copy of our FTIP by request without charge from Fuel Tech by contacting Bill Cahill of the Equity Administration Unit at the address or telephone or fax number given on page 5. The FTIP has also been filed as an exhibit to the Schedule TO filed with the SEC with respect to the Offer and may be obtained by visiting our website at www.ftek.com and clicking on Investors— SEC Filings. The Schedule TO is also available from the Securities and Exchange Commission (the “SEC”) (see “Additional Information; Incorporation of Documents by Reference” section below). Copies of the forms of RSU Agreement that will be used in connection with the Exchange are attached as Attachments A-1, A-2 and A-3 respectively, to this Offer Circular. If you are eligible to participate in the Offer and are employed by: (1) Fuel Tech, Inc. in the United States, the form of RSU Agreement in Attachment B-1 will apply; FT Targeted Injection Chemicals Ltd. in Canada, the form of RSU Agreement in Attachment A-2 will apply; or (3) Fuel Tech SRL in Italy, the form of RSU Agreement in Attachment A-3 will apply. You should read our FTIP and all applicable attachments to this Offer Circular.

Our FTIP or the applicable RSU Agreement will control if any discrepancy exists between the information presented in this Offer Circular with respect to the Replacement Award and the terms of our FTIP or the applicable RSU Agreement.

19.	What is an RSU?

An RSU is a bookkeeping entry and evidences a contingent contract right (subject to vesting) to receive a share of Fuel Tech common stock.

In accordance with the FTIP, the number of RSUs subject to an award granted under the FTIP is subject to adjustment by the Compensation and Nominating Committee of Fuel Tech’s Board of Directors (the “Compensation Committee”) in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, stock splits, stock dividends, reverse stock splits, stock consolidations and other similar events.

20.	Do RSUs have dividend and voting rights?

RSUs are merely bookkeeping entries and are not actual shares of outstanding stock. You will not have any voting rights, dividend rights or other rights as a stockholder with respect to the RSUs prior to the time the RSUs vest and are paid as shares of our common stock.

21.	When will the RSUs vest?

The RSUs will be subject to a new vesting schedule and will be scheduled to vest on the second anniversary of the grant date.

Vesting of the RSUs is subject, in each case, to your continued employment with the Company through the applicable vesting date. All Replacement Awards will be subject to this vesting schedule, regardless of the fact that all or a portion of your Cancelled Options may have already vested.

22.	What happens if I quit, die, retire, or if the Company terminates my employment?

All of your RSUs will terminate to the extent that they are not vested on the date that you cease to be employed by the Company for any reason, regardless of the reason for your termination. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle you to any proportionate vesting of your RSUs. If your RSUs fail to vest, the Company has no obligation to you with respect to the terminated RSUs.

23.	What effect will a change of control of Fuel Tech have on my RSUs?

If a Change in Control (as defined in the FTIP) of Fuel Tech occurs, the surviving entity may either assume or continue outstanding awards or substitute substantially equivalent awards based on the equity of the surviving entity. Stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. Awards which are not assumed or continued in connection with a Change in Control will generally terminate effective on the Change in Control. The Compensation Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines in its discretion.

As described in the response to Question 18 above, the Compensation Committee may make certain adjustments to your RSUs upon the occurrence of certain corporate transactions and other events.

General Provisions of the FTIP

24.	Is the FTIP a “qualified” plan or subject to ERISA?

No. The FTIP is not qualified under Section 401(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and it is not subject to ERISA.

25.	How will the Replacement Awards be administered?

The FTIP provides that it may be administered by the full Board of Directors of the Company (the “Board”) or by a committee appointed by the Board. The Board has delegated general administrative authority over the FTIP, including the power to grant awards, to the Compensation Committee. Each Compensation Committee member is appointed by the Board, serves at the pleasure of the Board, and remains in office until his or her successor is elected. Members of the Compensation Committee may be removed by a majority of the Board at any time and are identified in the Company’s annual proxy statement. It is contemplated that the Compensation Committee (as opposed to the full Board) will approve the Replacement Awards in the Exchange.

26.	Can the FTIP or my Replacement Awards be amended or terminated?

The Board or the Compensation Committee has the authority to amend, suspend and discontinue the FTIP subject to any stockholder approval that is required by applicable law or listing agency rule. The Board or the Compensation Committee may amend outstanding awards in any manner that would be permitted for a new award, provided that any amendment that is adverse to a participant requires the participant’s consent.

Decisions of the Board or the Compensation Committee with respect to the FTIP and/or amounts payable under the FTIP are final, conclusive and binding on all parties.

Other Provisions; Administration

This section describes certain other aspects of the Offer, including the fact that the Offer does not confer any employment rights, certain administrative information regarding the Offer and, since Fuel Tech is making the Offer, certain information about Fuel Tech.

27.	Does the Offer give me any rights to continued employment by the Company?

No. The Offer does not have any effect on your employment status or give you any right to continued employment with the Company or any of its Subsidiaries. If we sell a Subsidiary or any other event or transaction occurs that results in a Subsidiary not continuing as a subsidiary after the event or transaction, and you are employed by the affected Subsidiary, you will be deemed to have terminated employment with the Company for purposes of the Exchange and your Replacement Award unless, immediately after the event or transaction, you are otherwise employed by Fuel Tech or another Subsidiary.

28.	Do I need to take any additional steps to receive a Replacement Award?

If you accept the Offer, you generally will not have to take any other action to receive the grant of a Replacement Award in exchange for your Cancelled Options. We will provide you with an RSU Agreement evidencing your Replacement Award promptly after the expiration date of the Offer. If you believe the RSU Agreement does not correctly state the Replacement Award under the terms of the Offer, you should file a written request with Bill Cahill. The request should include the basis for your view. Any written request should be sent to:

Bill Cahill
Equity Administration Department
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555
tel: 630-845-4443
fax: 630-845-4502
e-mail: bcahill@ftek.com

29.	Who will administer and pay the costs of administering the Exchange?

We will make all administrative decisions regarding the Exchange. Without limiting that authority, we have the authority, in our sole discretion, to determine all questions as to form of documents and the validity, eligibility, and acceptance of any election to participate in the Offer. Our determination on these matters will be final and binding on all persons. We reserve the right to waive any condition of the Offer. We are not obligated to give any notice of any defects or irregularities in Election Forms (including any Notice of Change of Election you may file), nor will anyone incur any liability if you fail to return a valid Election Form.

We will pay the expenses of administering the Exchange and the grant of Replacement Awards.

We will not retain, nor will we pay any fees or commissions for, any broker, dealer, or other person to solicit elections to accept the Offer. Any such solicitation is prohibited.

30.	What is the price of our common stock?

Shares of our common stock are traded on the Nasdaq Global Select Market under the symbol “FTEK.” On May 26, 2011, the closing sale price of a share of our common stock on the Nasdaq Global Select Market was $8.04. The following table presents the high and low closing sales prices per share of Fuel Tech common stock on the Nasdaq Global Select Market for the periods indicated:

Period	High	Low

Year Ending December 31, 2011:
First Quarter	$11.20	$7.04
Second Quarter (to May 26, 2011)	$9.00	$7.20
Year Ended December 31, 2010:
First Quarter	$9.29	$5.27
Second Quarter	$8.41	$5.15
Third Quarter	$6.81	$5.36
Fourth Quarter	$10.04	$5.95
Year Ended December 31, 2009:
First Quarter	$12.23	$7.01
Second Quarter	$14.15	$9.28
Third Quarter	$12.55	$7.90
Fourth Quarter	$12.65	$7.51

You should obtain a current stock price quotation for Fuel Tech common stock.

31.	What information is available regarding Fuel Tech?

Fuel Tech is making the Offer. Fuel Tech is a fully integrated company that uses a suite of advanced technologies to provide boiler optimization, efficiency improvement and air pollution reduction and control solutions to utility and industrial customers worldwide. Originally incorporated in 1987 under the laws of the Netherlands Antilles as Fuel-Tech N.V., Fuel Tech became domesticated in the United States on September 30, 2006 and continues as a Delaware corporation with its corporate headquarters at 27601 Bella Vista Parkway, Warrenville, Illinois 60555-1617.

Attachment B to this Offer Circular summarizes certain of our consolidated financial data. Additional information about us, including certain more detailed financial statements, is available from the documents referred to and incorporated by reference under “Additional Information: Incorporation of Documents by Reference” below.

32.	How many Eligible Options are there?

The Offer is being made only with respect to your Eligible Options that are outstanding as of the expiration time of the Offer.

As of May 26, 2011, there were 24,324,515 shares of Fuel Tech common stock outstanding and there were outstanding stock options and other awards covering up to an additional 2,926,125 shares of Fuel Tech common stock. Of the shares subject to those stock options and other awards, approximately 934,500 shares (approximately 3.8% of the outstanding shares) were subject to the aggregate number of the Eligible Options. If all of the Eligible Options were tendered and accepted for exchange in the Offer, we would grant Replacement Awards in exchange for such Eligible Options covering approximately 310,169 RSUs (approximately 1.3% of the outstanding shares).

33.	How does the Offer relate to Fuel Tech’s directors and executive officers?

Fuel Tech’s Chairman and President/Chief Executive Officer, Treasurer and Chief Financial Officer, Executive Vice President, Marketing and Sales and Executive Vice President, Worldwide Operations (referred to as the senior executive management team) and directors are not eligible to participate in the Offer. As of the most recent practicable date, our senior executive management team and directors held an aggregate of 660,000 options to purchase our common stock under our FTIP, which represented approximately 23.7% of the shares of common stock subject to all of our outstanding options under those plans as of that date. The following table shows the number of options held by each of our executive officers and directors as of May 26, 2011 and the percentage of the total number of our outstanding options:

Directors and Executive Officers	No. of Options	Percentage(1)

Vincent J. Arnone	40,000	1.5%
Douglas G. Bailey	97,500	3.5
David S. Collins	—	—
Miguel Espinosa	100,000	3.6
Charles W. Grinnell	92,500	3.3
Thomas L. Jones	70,000	2.5
John D. Morrow	80,000	2.9
Robert E. Puissant	40,000	1.4
Thomas S. Shaw, Jr.	100,000	3.6
Delbert L. Williamson	40,000	1.4

(1)	The percentages in each case are based upon the 2,778,125 outstanding stock options at May 26, 2011.

The address of each director and executive officer is c/o Fuel Tech Inc., 27601 Bella Vista Parkway, Warrenville, IL 60555, and the business telephone number of each is (630) 845-4500.

Please see our proxy statement for our annual meeting of stockholders held on May 19, 2011 for more information regarding the compensation of our directors and executive officers and the amount of Fuel Tech securities that our directors and executive officers beneficially owned, for periods or as of the dates set forth in that document. The proxy statement/prospectus is available upon request as described below under “Additional Information; Incorporation of Documents by Reference.”

Except as described below, there were no stock option or stock transactions involving the directors and executive officers of Fuel Tech within 60 days prior to the commencement of the Offer:

•	On May 18, 2011, Thomas S. Shaw, Jr. exercised stock options to acquire 10,000 shares of Common Stock at an exercise price of $3.60 per share.

•	On May 19, 2011, Douglas G. Bailey exercised stock options to acquire 30,000 shares of Common Stock at the following exercise prices: $3.60 per share (10,000 shares); $4.20 per share (10,000 shares); and $6.27 per share (10,000 shares).

•	On May 20, 2011, we granted options to acquire 10,000 shares of Common Stock to each of our non-employee directors (Messrs. Espinosa, Grinnell, Jones, Morrow, Shaw and Williamson) at an exercise price of $8.16 per share.

Except as otherwise described in this Offer Circular or in our filings with the SEC, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

34.	What are the general accounting consequences to the Company of the Exchange?

We will recognize as a compensation expense the incremental cost of each Replacement Award granted pursuant to the Exchange. The incremental compensation cost will be equal to the excess, if any, of the fair value of the Replacement Award, measured as of the date the award is granted, over the fair value of the Eligible Option terminated in exchange for the Replacement Award, measured immediately prior to the termination of the award. This incremental compensation cost will be recognized ratably over the vesting period of the Replacement Award. In the event that any Replacement Award terminates without vesting, the compensation cost for the unvested portion of the terminated award will not be recognized and any previously recognized expense will be reversed. At the present time, however, we do not anticipate any incremental compensation expense.

35.	Is Fuel Tech contemplating any other transactions?

We must disclose whether we are contemplating certain types of transactions in connection with the Offer. Except as otherwise disclosed in this Offer Circular, and while we reserve the right to contemplate and effect any of these transactions from time to time, we currently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present board of directors or executive officers, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from a national securities exchange;

•	our common stock becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended;

•	the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options or the payment of other awards granted under our incentive compensation plans); or

•	any changes in our charter, bylaws of other governing instruments or any actions that could impede the acquisition of control of Fuel Tech.

36.	Are there any regulatory requirements or other approvals that Fuel Tech must comply with or obtain?

We are not aware of any material pending or threatened legal actions or proceedings relating to the Offer. We are not aware of any margin requirements or antitrust laws applicable to the Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of Replacement Awards as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of the Replacement Awards as contemplated in the Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept surrendered Eligible Options for exchange and to issue Replacement Awards would be subject to obtaining any required governmental approval.

37.	What additional rules and considerations apply to employees outside of the United States?

We may exclude employees in certain non-U.S. jurisdictions from the Offer if local law would make their participation infeasible or impractical.

U.S. Federal Income Tax and Social Security Consequences

Questions 38 through 45 below discuss the material United States federal income tax and Social Security considerations that relate to the Exchange. Question 44 below comments on state and local tax matters. Gift and estate taxes are beyond the scope of the following discussion. Employees in Canada and Italy should consult their own tax advisors with respect to tax matters.

We cannot and do not guarantee any particular tax consequences. You should consult your own tax advisors. You should consult your own tax advisor with respect to the application of the general principles discussed in this Offer Circular to your particular situation and the impact of foreign, state, local, estate and/or gift taxes.

The Company may withhold any amounts required by law (including U.S. federal, state or local, or foreign, income, employment or other taxes) to be withheld with respect to the Exchange and the grant, vesting and/or payment of Replacement Awards. In the event that the Company does not elect for any reason to withhold amounts necessary to satisfy any applicable tax withholding obligations that arise, the Company may withhold such amounts from compensation otherwise payable to you or you must pay or provide for the payment of such amounts to the Company. The amount of tax withheld by the Company may not be sufficient to pay the actual tax liability due, and you will be responsible for any shortfall.

38.	What is the tax effect of the Exchange?

If you accept the Offer, there will be no U.S. federal income tax consequences with respect to the termination of your exchanged Eligible Options or with respect to the grant of your Replacement Award.

39.	Is the payment of my RSUs taxable to me?

You will generally recognize ordinary income when your RSUs vest and shares of common stock are delivered to you in payment of your RSUs. The amount of income you recognize will equal the fair market value of the stock at the time of delivery. The Company is generally entitled to a deduction for the amount of ordinary income you recognize.

For example:  Assume that you hold 100 RSUs that are paid in the form of an equivalent number of shares at a time when the fair market value of a share is $12, you will recognize $1,200 of ordinary income in connection with the payment.

40.	When I sell stock acquired on payment of my RSUs, what is my tax?

Generally, your tax “basis” in the shares that you acquire will be the amount of income you recognize at the time the shares are delivered. When you dispose of the shares, any further gain (or loss) is taxable as either short-term or long-term capital gain (or loss), depending on how long you actually hold the shares. Long-term capital gain rates generally apply to property held for more than twelve months. The holding period commences on the date you acquire the shares, not the date the Replacement Award is granted to you.

For example:  Assume that you hold 100 RSUs that are paid in the form of an equivalent number of shares at a time when the fair market value of a share is $12, your basis in those 100 shares would be $12 per share. If you later sell the shares, your taxable gain or loss will be determined with reference to that $12 basis per share.

41.	What are the tax withholding requirements with respect to my RSUs?

The Federal Insurance Contributions Act (“FICA”) imposes two types of taxes — Social Security tax (at 6.2%) and Medicare tax (at 1.45%) — on both employers and employees for wages paid to employees. The Social Security tax is a percentage of wages up to the Social Security wage base limitation, which is $106,800 for the year 2011. The Social Security wage base is adjusted annually. Once you have paid Social Security tax for a given year on an amount of wages from a particular employer equal to the wage base limitation, no further Social Security tax is payable on that year’s wages from that employer. Currently, there is no wage base limitation for Medicare tax purposes. Thus, all wages paid to you are subject to Medicare tax.

Income tax withholding is also required on wages paid to employees. The Company will withhold federal income taxes with respect to the Replacement Awards at the supplemental wage withholding rate (currently 25%). State and local income tax withholding also may be required, depending on your state of employment.

With respect to RSUs, the fair market value of the shares of Fuel Tech common stock that are distributed pursuant to the RSUs will be treated as wages received for income tax purposes. FICA and income taxes will be withheld at the time your RSUs vest and are paid to you based on the tax withholding rates applicable in the year of payment.

42.	How will the tax withholding requirements with respect to my RSUs be satisfied?

Unless you make some other arrangement in advance that is acceptable to the Company to cover your legal withholding obligations, including any tax withholding obligation, the Company will automatically arrange for the sale on your behalf through a broker of enough shares to produce the amount necessary to cover the legal withholding obligation, plus related brokers’ fees and other costs of sale. These shares may be aggregated with all other employees’ shares that are to be sold with respect to the same RSU vesting date and such shares will together be sold as an “average price trade” as soon as practicable after the vesting date. Although the shares may be sold in multiple executions on the same sale date, your RSUs will be valued at the average price at which all such shares have been sold rather than the actual market prices at which the individual executions might take place. The cash generated from that sale will be remitted by the Company to the relevant taxing authorities. To the extent that proceeds of such sale of your shares exceed your legal withholding obligations, the Company will pay such excess in cash to you through payroll or otherwise as soon as practicable. If you do not want to have shares sold on your behalf, you will be required to pay or provide for payment to us in cash of the applicable withholding amount and/or we may, in our sole discretion, deduct the applicable withholding amount from other compensation otherwise payable to you. You should contact Bill Cahill of the Equity Administration Department at least two weeks prior to the vesting date to make appropriate arrangements.

43.	Could a change in tax law affect my benefits?

Yes. Congress may change the relevant tax and Social Security law at any time, and these changes may be retroactive to before the date of enactment. These changes may have a material effect on the benefit you expect to receive by electing to participate in or by not electing to participate in the Exchange.

44.	What are the state and local income tax consequences of the Replacement Awards?

We are unaware of any state and local income tax consequences in the United States of the Exchange and the grant, vesting and payment of RSUs that differ from the United States federal income tax consequences described and cross-referenced above.

45.	Are there any tax consequences if I do not accept the Offer?

If the Offer is open for 30 calendar days or more and you do not accept the Offer, any Eligible Options you hold that are incentive stock options within the meaning of Section 422 of the U.S. Internal Revenue Code may be deemed to have been modified as of the date the Offer commences. In that event, the commencement date of the Offer would be treated as a new grant date for purposes of determining whether the option will be subject to favorable tax treatment under the U.S. tax laws as an incentive stock option. Accordingly, if the Offer were open for 30 calendar days or more, you would be required to hold any shares acquired on exercising the option for a period of at least two years after the commencement date of the Offer and for at least one year after the exercise date to satisfy the incentive stock option holding period requirements. In addition, the deemed modification described above in this paragraph may result in all or a portion of your incentive stock option being treated as a nonqualified stock option under the tax laws because the tax laws impose a $100,000 limit on the number of incentive stock options that may vest and become exercisable in any calendar year and require that both your incentive stock option as it existed before the modification and your incentive stock option as it exists after the modification be included for purposes of determining whether this limit has been exceeded (that is, your existing option and your modified option must be considered in applying this limit). If you choose not to exchange your Eligible Options that are incentive stock options, you should consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Options and the sale of any common stock that you receive upon exercise of the option.

ADDITIONAL INFORMATION;

INCORPORATION OF DOCUMENTS BY REFERENCE

If you have any questions with respect to the Offer, the Replacement Awards, or any other matters discussed in this Offer Circular, please contact Bill Cahill of the Equity Administration Department at the email address, telephone number, fax number, or address given on page 5.

Fuel Tech files annual, quarterly and current reports, proxy statements and other information with the SEC. Fuel Tech has also filed a Tender Offer Statement on Schedule TO with the SEC with respect to the Offer. This Offer Circular does not contain all of the information included in the Schedule TO and its exhibits. You may read and copy any reports, proxy statements, the Schedule TO and other information filed by us with the SEC at the public reference facilities maintained at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov which provides on-line access to the reports, proxy and other information statements filed electronically by the Company with the SEC.

This Offer Circular incorporates important business and financial information about Fuel Tech from documents filed with the SEC that are not included in or delivered with this Offer Circular. The SEC permits us to “incorporate by reference” important information by referring you to another document filed separately with the SEC. This means that the information incorporated by reference is deemed to be part of this Offer Circular, unless superseded by information contained directly in this Offer Circular or by information in documents that we incorporate by reference now but do not actually file with or furnish to the SEC until later. Specifically, this Offer Circular incorporates by reference the documents set forth below, all of which have previously been filed with the SEC.

•	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2010 filed with the SEC on March 9, 2011 (SEC File No. 001-33059).

•	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2011 filed with the SEC on May 9, 2011 (SEC File No. 001-33059.

•	The description of the Company’s Common Stock contained in Amendment No. 1 to the Company’s Registration Statement on Form 8-A, filed on October 2, 2006, and any other amendment or report filed for the purpose of updating such description.

You may not have some of the documents incorporated by reference, but you can obtain any of them through our website at www.ftek.com and clicking on Investor Relations — SEC Filings, or from the SEC as described above, or from us at no cost by directing a written or oral request to us at Fuel Tech, Inc., 120 Long Ridge Road, Stamford, Connecticut 06901, Attn.: Tracy Krumme, or by telephone at 203.425.9830, or email at

tkrumme@ftek.com. Except for the documents described above, information on our website is not otherwise incorporated by reference into this Offer Circular.

If you would like to request documents from us, please see that your request is received by 5:00 p.m. Central time no later than five business days before the expiration of the Offer so that you have them prior to the expiration date of the Offer.

You should rely only on the information in this Offer Circular and its attachments or incorporated by reference into this Offer Circular. No one has been authorized to provide you with different information. You should not assume that the information contained in this Offer Circular is accurate as of any date other than the date on the front page. We are not making any offer to purchase securities (or soliciting any offer to sell any securities in any state where it is unlawful to do so).

ATTACHMENT A-1

FORM OF EXCHANGE PROGRAM RESTRICTED STOCK UNIT AGREEMENT — U.S. PARTICIPANTS

EXCHANGE PROGRAM RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is hereby entered into effective as of          , 2011 (the “Award Date”), by and between Fuel Tech, Inc. (the “Company”), and           (the “Participant”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Fuel Tech, Inc. Incentive Plan, as amended (the “Plan”).

1. Award of Restricted Stock Units.  In accordance with the terms of the Plan and subject to the terms and conditions of this Agreement, the Company hereby awards the Participant           Restricted Stock Units (“RSUs”), effective as of the Award Date. Each vested RSU entitles the Participant to receive one share of the Company’s common stock (a “Share”) on the Participant’s Distribution Date (as defined below). The value of the Share on the Participant’s Distribution Date will be the Fair Market Value Per Share.

2. Vesting of RSUs.  All RSUs awarded to the Participant will vest on the second anniversary of the Award Date, provided that Participant’s status as a Participant under this Agreement has not terminated before that date.

Notwithstanding the foregoing, the Participant’s outstanding, unvested RSUs shall immediately vest upon a Change of Control of the Company in accordance with the Plan. If the Participant’s status as a Participant under this Agreement terminates before the lapse of vesting restrictions on the RSUs because the Participant dies or becomes Totally Disabled, then effective the earlier date of either such event, as applicable, all then unvested RSUs shall be forfeited.

3. Termination of Status as Participant.  Upon the termination of Participant’s status as a Participant under this Agreement (e.g., termination of employment with the Company),

(a) The Participant will forfeit any RSUs that have not vested under Section 2 above; and

(b) The Company will distribute to the Participant Shares equal to the number of RSUs already vested regardless of whether or not the Participant had elected to defer under Section 4 below.

Notwithstanding anything in this Agreement to the contrary, if the Participant’s status as a Participant under this Agreement (e.g., termination of employment with the Company) terminates for Cause (as defined below), the Participant shall forfeit all RSUs that have not vested under Section 2 above and all RSUs that the Participant has elected to defer under Section 4 below.

4. Deferral of Award.  The Participant may elect to defer the receipt of Shares beyond the vesting date of the underlying RSUs shown in Section 2 above. Any deferral period must be expressed as a number of whole years, not less than five (5) or more than ten (10), beginning on the Award Date. If a Participant elects a deferral period but thereafter Participant’s status as a Participant terminates after the RSU vests but before the elected deferral period expires, then, subject to the forfeiture provisions of Sections 3 and 8, share distribution for the Participant’s vested RSUs will occur within thirty (30) days after the date the Participant’s status as such terminates. This deferral period will apply only to deferral elections made on the Company’s then-current Deferral Election Form. Any such deferral election shall apply to receipt of all Shares underlying the entire Award; for example, a deferral period of seven (7) years would result in the Participant receiving Shares underlying the entire Award seven (7) years from the Award Date regardless of the fact that the RSUs may have vested at differing times.

5. Distribution of Shares.  As soon as practicable after the Participant’s Distribution Date, the Company may either (i) issue to the Participant or the Participant’s personal representative a Share certificate or (ii) deposit Shares with an online broker or other service provider contracted by the Company for such purpose, subject to Section 8 below and compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The Company will pay to the Participant in cash an amount in lieu of any fractional RSU, based on the Fair Market Value Per Share of the Shares. Until such time as Shares have been issued to the Participant under this Section, the Participant shall not have any rights as a holder of the Shares underlying this Award including but not limited to voting rights or dividends, if and when the Company declares same. RSUs represent only hypothetical Shares and, therefore, the Participant is not entitled to any of the rights or benefits generally accorded to stockholders with respect thereto.

6. Changes in Capital or Corporate Structure.  In the event of any change in the outstanding shares of common stock of the Company by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Committee or Board, as applicable, shall proportionately adjust, in a manner deemed equitable by the Committee or Board, as applicable, in its sole discretion, the number of RSUs held by the Participant under this Agreement, in accordance with the Plan.

7. Nontransferability.  RSUs awarded under this Agreement, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

8. Non-Competition and Non-Solicitation Restrictive Covenants.  In order to protect the Confidential Information (as defined below), customer relationships, and other legitimate business interests of the Company, during the Participant’s status as such under this Agreement and for twelve (12) months following the termination of his or her status as a Participant under this Agreement (e.g., termination of employment with the Company), the Participant will not, directly or indirectly, as an employee, agent, member, director, partner, consultant or contractor or in any other individual or representative capacity: (a) solicit any Protected Individual (as defined below) for other employment or engagement, induce or attempt to induce any Protected Individual to terminate his or her employment, hire or engage any Protected Individual, or otherwise interfere or attempt to interfere in any way in the relationship between the Company and such Protected Individual; or (b) solicit or provide competitive products or services to any Customer (as defined below) or Prospective Customer (as defined below) or otherwise interfere or attempt to interfere in any way in the relationship between the Company and any Customer or Prospective Customer. Because the Company’s business is global in scope, the Participant understands and agrees that these restrictions apply worldwide.

The Participant agrees that in the event of a breach or threatened breach of any of the covenants contained in this Section 8, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant shall forfeit, upon written notice to such effect from the Company: (i) any and all RSUs awarded granted to him or her under the Plan and this Agreement, including vested RSUs or Shares; (ii) any Shares acquired under this Award, and (iii) any profit the Participant has realized on the vesting or sale of any Shares acquired under this Award, which Participant may be required to repay to the Company). The forfeiture provisions of this Section 8 shall continue to apply, in accordance with their terms, after the provisions of any employment or other agreement between the Company and the Participant have lapsed. The Participant consents and agrees that if the Participant violates or threatens to violate any provisions of this Section 8, the Company or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction restraining the Participant from committing or continuing any violation of this Section 8. In the event that the Participant is found to have breached any provision set forth in this Section 8 or elsewhere in this Agreement, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as the Participant was in violation of that provision.

9. Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

10. Tax Consequences and Withholding.  Nothing contained herein shall be construed as a promise, guarantee, or other representation by the Company of any particular tax effect nor shall the Company be liable for any taxes, penalties, or other amounts incurred by the Participant. The Company may withhold from any Shares that it is required to deliver under this Agreement the number of Shares sufficient to satisfy applicable withholding requirements under any applicable federal, state, local or foreign law, rule or regulation if any.

The Participant acknowledges that he/she has had sufficient opportunity to review with his/her own tax advisors the federal, state, local, and foreign tax consequences of the transactions contemplated by the Award Agreement. The Participant acknowledges he/she must rely solely on such advisors and not on any statement or representations of the Company or any of its agents. The Participant understands that he/she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by the Agreement.

11. No Limitation on the Company’s Rights.  The granting of RSUs shall not in any way affect the Company’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12. Plan and Agreement Not a Contract of Employment or Service.  Neither the Plan nor this Agreement is a contract of employment or service, and no terms of the Participant’s employment or service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights to the Participant to continue in service with the Company or any subsidiary or affiliate thereof.

13. Entire Agreement and Amendment.  This Agreement is the entire Agreement between the parties to it, and all prior oral and written representations are merged in this Agreement. This Agreement may be amended, modified or terminated only by written agreement between the Participant and the Company, provided, that the Company may amend this Agreement without further action by the Participant if such amendment is deemed by the Company to be advisable or necessary to comply with Code Section 409A. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof. Each party has cooperated in the preparation of this Agreement. As a result, this Agreement shall not be construed against any party on the basis that the party was the draftsperson.

14. Notices.  Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:

Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, Illinois 60555
Attention: General Counsel

The Company may change the person and/or address to which the Participant must give notice under this Section 14 by giving the Participant written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Participant will be directed to the Participant, or to the Participant’s executors, personal representatives or distributees, if the Participant is deceased, or the assignees of the Participant, at the Participant’s most recent home address on the records of the Company.

15. Compliance with Laws.  No certificate for Shares distributable pursuant to the Plan or this Agreement shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended from time to time or any successor statute, the Exchange Act and the requirements of the exchanges on which Shares may, at the time, be listed, and the provisions of any foreign securities laws or the rules of foreign securities exchanges, where applicable.

16. Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of the Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

17. Incorporation of the Plan.  The Plan, as it exists on the date of the Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the Award and the Agreement shall be subject to all terms and conditions of the Plan. In the event of any conflict between the provisions of the Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise.

18. Governing Law.  The laws of the State of New York shall govern the validity, interpretation, construction, and performance of this Agreement, without regard to the conflict of laws principles thereof.

19. Code Section 409A.  It is intended that this Agreement and the Plan be designed and operated within the requirements of Code Section 409A (including any applicable exemptions) and, in the event of any inconsistency between any provision of the Plan or Agreement and Section 409A, the provisions of Section 409A shall control. Any provision in the Plan or Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. Any provision that is required by Section 409A to appear in the Plan or Agreement that is not expressly set forth therein shall be deemed to be set forth therein, and the Plan shall be administered in all respects as if such provision was expressly set forth herein. Any reference in the Plan or Agreement to Section 409A or a Treasury Regulation Section shall be deemed to include any similar or successor provisions thereto.

(a) Each Award is intended to be exempt from Code Section 409A under the short-term deferral exception set forth in Code Section or, in the alternative, to comply with the requirements of Section 409A.

(b) Notwithstanding anything in the Plan or Agreement to the contrary, if the Participant should become subject to the 6-month delay rule of Treasury Regulation Section 1.409A-1(c)(3)(v), then to the extent that an Award is subject to Section 409A and the Participant is a Specified Employee (as defined below) as of the date of Separation from Service (as defined below), distributions with respect to any RSUs that have been deferred may not be made before the date that is six (6) months after the date of Separation from Service or, if earlier, the date of the Participant’s death.

20. Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

21. Definitions.  Where used in this Agreement, the following capitalized terms shall have the following meanings:

(a) “Cause” shall have the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Company. In addition, if there is no employment, consulting, or other written agreement between the Company and the Participant or if such agreement does not define “Cause” to the extent provided for below then for purposes of this Agreement, “Cause” both thereunder and under this Agreement shall mean, as determined by the Committee in its sole judgment, conviction of the Participant under, or a plea of guilty by the participant to any state or federal felony charge (or the equivalent thereof outside of the United States); any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company or its affiliates regardless of amount; substance or alcohol abuse; or other conduct for which dismissal has been identified in the Company’s Code of Business Ethics and Conduct or the applicable Employee Handbook of the Company or its affiliates, or any successor manual, as a potential disciplinary measure.

In addition, the Participant’s employment or service shall be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this Plan, no act or failure to act on the Participant’s part shall be considered “willful” unless it is done, or omitted to be done, by him or her in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company.

(b) “Confidential Information” means any information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is disclosed to, developed, or learned by the Participant during his/her status as a Participant, that relates to the business, services, techniques, know-how, processes, methods, formulations, investments, finances, operations, plans, research or development of the Company, and that is not generally known outside of the Company. Confidential Information includes, but is not limited to: the identity and information concerning the needs and preferences of current, former, and prospective customers; performance, compensation, and other personnel data concerning employees of the Company; business plans and strategies; plans for recruiting and hiring new personnel; trade secrets; and pricing strategies and policies. Confidential Information does not include the general skills, knowledge, and experience gained during the Participant’s status as a Participant and common to others in the industry or information that is or becomes publicly available without any breach by the Participant of this Agreement. The Participant agrees that at all times both during this Agreement and after his/her status as a Participant under this Agreement terminates, the Participant will not, without the Company’s express written permission, use Confidential Information for the Participant’s own benefit or the benefit of any other person or entity or disclose Confidential Information to any person other than (i) in the case of disclosures made while the Participant maintained his/her status as such hereunder, to persons to whom disclosure is required in connection with the performance of Participant’s duties for the Company or (ii) any disclosure requested by a court or regulatory authority with jurisdiction over the subject matter, in which event Participant agrees promptly to notify the Company in advance of and cooperate with the Company in any efforts to suppress or limit such disclosure.

(c) “Customer” means any Person (as defined below) who or which is or was a customer of the Company and with whom the Participant had business contact during his or her tenure as a Participant hereunder or about whom the Participant received Confidential Information; provided that a former customer will only be considered a “Customer” for twelve (12) months after the last date on which the Company provided products or services (including, without limitation, marketing services, as determined by the Company in its sole discretion) to such Person.

(d) “Distribution Date” means the date on which the Shares represented by vested RSUs shall be deemed to be distributed to the Participant, which is the date on which an RSU vests; provided that, the Distribution Date for a Participant who elects to defer the distribution of his or her Shares will be the earlier of (i) the date the Participant’s status as a Participant under this Agreement terminates or (ii) the end of the deferral period specified by the Participant.

(e) “Person” means an individual or any type of business entity.

(f) “Prospective Customer” means any Person, other than a Customer, toward whom or which the Company directed specific and material business development efforts, such as, but not limited to, a detailed proposal or bid, and with whom the Participant had business contact during his or her tenure as a Participant hereunder or about whom the Participant received Confidential Information; provided that such Person will only be considered a “Prospective Customer” for twelve (12) months after the last date on which such efforts were undertaken by the Company.

(g) “Protected Individual” means an individual who is or was an employee, consultant or advisor of the Company and with whom the Participant had business contact at any time during the Participant’s employment or other retention by the Company or about whom the Participant received Confidential Information ; provided that such a former employee, consultant or advisor will only be considered a “Protected Individual” for six (6) months after the last date he or she was employed by or provided services to the Company.

(h) “Restricted Stock Unit” or “RSU” means a notional account established pursuant to an Award granted to a Participant under this Agreement, which is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Agreement, and (iii) payable only in Shares.

(i) “Separation from Service” shall have the meaning given in Code Section 409A, and references to termination of employment shall be deemed to refer to a Separation from Service. In accordance with

Treasury Regulation § 1.409A-1(h)(1)(ii) (or any similar or successor provisions), a Separation from Service shall be deemed to occur, without limitation, if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months. All references in this Agreement to “termination of employment” or “employment termination” or “termination of status as a Participant under this Agreement” shall be deemed to refer to a Separation from Service.

(j) “Specified Employee” has the meaning given to that term in Code Section 409A and Treasury Regulation § 1.409A-1(i) (or any similar or successor provisions).

In Witness Whereof, the parties have executed this Agreement effective as of the date first above written.

Fuel Tech, Inc.

By:
Participant	Its:

RESTRICTED STOCK UNIT AGREEMENT
DEFERRAL ELECTION FORM

This Restricted stock Unit (“RSU”) Award Agreement Deferral Election Form (“Deferral Election Form”) is entered into by and between Fuel Tech, Inc. (the “Company”) and           (the “Participant”), who received an Award of RSUs under the Fuel Tech, Inc. Incentive Plan, as amended (the “Plan”) and a Restricted Stock Unit Agreement (the “Agreement”), which Agreement was legally effective [insert date of RSU Agreement]. The provisions of the Plan and the Agreement are incorporated herein by reference in their entirety and supersede any conflicting provisions contained in this Deferral Election Form. Neither this Deferral Election Form nor the Plan or the Agreement shall be construed as giving Participant any right to continue to be employed by or perform services for the Company or any subsidiary or affiliate thereof.

1.	Deferral of Restricted stock Units

Any deferral period must be expressed as a number of whole years, not less than five (5) or more than ten (10), beginning on the Award Date.

Deferral election must be made within thirty (30) days of the Award Date.

Any such deferral must apply to receipt of all Shares underlying the entire Award; for example, a deferral period of seven (7) years would result in the Participant receiving Shares underlying the entire Award seven (7) years from the Award Date regardless of the fact that the RSUs may have vested at differing times.

If no deferral period is specified on the Deferral Election Form or if the Company does not receive from Participant, her/his signed and dated Deferral Election Form within the required election period, Shares will be issued as described in the Agreement as soon as practicable upon vesting of the RSUs.

•	No deferral. I wish to receive Shares upon vesting of each installment of RSUs.

•	I wish to defer receipt of all Shares until years (minimum of 5) after the Award Date.

2.	Deferral Election Effective Date, Revision of Election During Election Period

This Deferral Election Form must be received by the Company no later than thirty (30) days after the Award Date set forth in the Agreement, i.e.,          , and will become irrevocable on such date. The Participant may revise this Deferral Election with respect to the deferral period no later than such due date, by contacting the Vice President, Corporate Controller of the Company in writing in accordance with the Notice provision set forth in Section 14 of the Agreement.

PARTICIPANT

Date:

ATTACHMENT A-2

FORM OF EXCHANGE PROGRAM RESTRICTED STOCK UNIT AGREEMENT — CANADA PARTICIPANTS

EXCHANGE PROGRAM RESTRICTED STOCK UNIT AGREEMENT

CANADA PARTICIPANTS

This Restricted Stock Unit Agreement, together with any country-specific terms and conditions contained in Appendix A (as described in Section 14), comprise the agreement (the “Agreement”). The Agreement is hereby entered into effective as of          , 2011 (the “Award Date”), by and between Fuel Tech, Inc. (the “Company”), and           (the “Participant”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Fuel Tech, Inc. Incentive Plan, as amended (the “Plan”).

1. Award of Restricted Stock Units.  In accordance with the terms of the Plan and subject to the terms and conditions of this Agreement, the Company hereby awards the Participant           Restricted Stock Units (“RSUs”), effective as of the Award Date. Each vested RSU entitles the Participant to receive one share of the Company’s common stock (a “Share”) on the Participant’s Distribution Date (as defined below). The value of the Share on the Participant’s Distribution Date will be the Fair Market Value per Share.

2. Vesting of RSUs.  All RSUs awarded to the Participant will vest on the second anniversary of the Award Date, provided that Participant’s status as a Participant under this Agreement has not terminated before that date.

Notwithstanding the foregoing, the Participant’s outstanding, unvested RSUs shall immediately vest upon a Change of Control of the Company in accordance with the Plan. If the Participant’s status as a Participant under this Agreement terminates before the lapse of vesting restrictions on the RSUs because the Participant dies or becomes Totally Disabled, then effective as of the earlier date of either such event, as applicable, all then unvested RSUs shall be forfeited.

3. Termination of Status as Participant.  Upon the termination of Participant’s status as a Participant under this Agreement (e.g., termination of employment with the Company),

(a) The Participant will forfeit any RSUs that have not vested under Section 2 above; and

(b) The Company will distribute to the Participant Shares equal to the number of RSUs already vested regardless of whether or not the Participant had elected to defer under Section 4 below.

Notwithstanding anything in this Agreement to the contrary, if the Participant’s status as a Participant under this Agreement (e.g., termination of employment with the Company) terminates for Cause (as defined below), the Participant shall forfeit all RSUs that have not vested under Section 2 above and all RSUs that the Participant has elected to defer under Section 4 below.

4. Deferral of Award.  No deferrals shall be permitted.

5. Distribution of Shares.  As soon as practicable after the Participant’s Distribution Date, the Company may either (i) issue to the Participant or the Participant’s personal representative a Share certificate or (ii) deposit Shares with an online broker or other service provider contracted by the Company for such purpose, subject to Sections 8 and 10 below and compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The Company will pay to the Participant in cash an amount in lieu of any fractional RSU, based on the Fair Market Value per Share of the Shares. Until such time as Shares have been issued to the Participant under this Section 5, the Participant shall not have any rights as a holder of the Shares underlying this Award, including but not limited to voting rights or dividends, if and when the Company declares same. RSUs represent only hypothetical Shares and, therefore, the Participant is not entitled to any of the rights or benefits generally accorded to stockholders with respect thereto.

6. Changes in Capital or Corporate Structure.  In the event of any change in the outstanding shares of common stock of the Company by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Committee or Board, as applicable, shall proportionately adjust, in a manner deemed equitable by the Committee or Board, as applicable, in its sole discretion, the number of RSUs held by the Participant under this Agreement, in accordance with the Plan.

7. Nontransferability.  RSUs awarded under this Agreement, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

8. Non-Competition and Non-Solicitation Restrictive Covenants.  In order to protect the Confidential Information (as defined below), customer relationships, and other legitimate business interests of the Company, during the Participant’s status as such under this Agreement and for twelve (12) months following the termination of his/her status as a Participant under this Agreement (e.g., termination of employment with the Company), the Participant will not, directly or indirectly, as an employee, agent, member, director, partner, consultant or contractor or in any other individual or representative capacity: (a) solicit any Protected Individual (as defined below) for other employment or engagement, induce or attempt to induce any Protected Individual to terminate his/her employment, hire or engage any Protected Individual, or otherwise interfere or attempt to interfere in any way in the relationship between the Company and such Protected Individual; or (b) solicit or provide competitive products or services to any Customer (as defined below) or Prospective Customer (as defined below) or otherwise interfere or attempt to interfere in any way in the relationship between the Company and any Customer or Prospective Customer. Because the Company’s business is global in scope, the Participant understands and agrees that these restrictions apply worldwide.

The Participant agrees that in the event of a breach or threatened breach of any of the covenants contained in this Section 8, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant shall forfeit, upon written notice to such effect from the Company and to the extent permitted by governing law: (i) any and all RSUs awarded granted to him or her under the Plan and this Agreement, including vested RSUs or Shares; (ii) any Shares acquired under this Award, and (iii) any profit the Participant has realized on the vesting or sale of any Shares acquired under this Award, which Participant may be required to repay to the Company). The forfeiture provisions of this Section 8 shall continue to apply, in accordance with their terms, after the provisions of any employment or other agreement between the Company and the Participant have lapsed. The Participant consents and agrees that if the Participant violates or threatens to violate any provisions of this Section 8, the Company or its successors in interest shall be entitled, in addition to any other remedies that they may have (including money damages), to an injunction to be issued by a court of competent jurisdiction restraining the Participant from committing or continuing any violation of this Section 8. In the event that the Participant is found to have breached any provision set forth in this Section 8 or elsewhere in this Agreement, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as the Participant was in violation of that provision.

9. Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

10. Tax Consequences and Withholding.  Nothing contained herein shall be construed as a promise, guarantee, or other representation by the Company of any particular tax effect nor shall the Company be liable for any taxes, penalties, or other amounts incurred by the Participant. The Company may withhold from any Shares that it is required to deliver under this Agreement the number of Shares sufficient to satisfy applicable withholding requirements under any applicable federal, state, local or foreign law, rule or regulation pertaining to any income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), if any. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Participant acknowledges that he/she has had sufficient opportunity to review with his/her own tax advisors the federal, state, local, and foreign tax consequences of the transactions contemplated by the Agreement. The Participant acknowledges he/she must rely solely on such advisors and not on any statement or representations of the Company or any of its agents. The Participant understands that he/she (and not the Company) shall be responsible for any tax liability (which may exceed the amount actually withheld by the Company) that may arise as a result of the transactions contemplated by the Agreement.

The Participant shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of his/her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his/her obligations in connection with the Tax-Related Items.

11. No Limitation on the Company’s Rights.  The granting of RSUs shall not in any way affect the Company’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12. Plan and Agreement Not a Contract of Employment or Service.  Neither the Plan nor this Agreement is a contract of employment or service, and no terms of the Participant’s employment or service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights to the Participant to continue in service with the Company or any subsidiary or affiliate thereof. In addition, the Participant acknowledges the following:

(a) The grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past.

(b) All decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company.

(c) The Participant is voluntarily participating in the Plan.

(d) The RSUs and the Shares subject to the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of the Participant’s employment contract, if any.

(e) The RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation.

(f) The RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any of its subsidiaries or affiliates.

(g) The future value of the underlying Shares is unknown and cannot be predicted with certainty.

(h) In consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Participant’s employment with the Company (for any reason and whether or not in breach of any applicable laws) and the Participant irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived his/her entitlement to pursue such claim.

13. Entire Agreement and Amendment.  This Agreement is the entire Agreement between the parties to it, and all prior oral and written representations are merged in this Agreement. This Agreement may be amended, modified or terminated only by written agreement between the Participant and the Company, provided that the Company may amend this Agreement without further action by the Participant if such amendment is deemed by the Company to be advisable or necessary to comply with Code Section 409A. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof. Each party has cooperated in the preparation of this Agreement. As a result, this Agreement shall not be construed against any party on the basis that the party was the draftsperson.

14. Appendix A.  Notwithstanding any provisions in this Agreement or any other award documentation, the RSU grant shall be subject to any special terms and conditions for awards granted to Participants in Canada, as set forth in Appendix A to this Agreement. Appendix A constitutes part of the Agreement.

15. Notices.  Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:

Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, Illinois 60555
Attention: General Counsel

The Company may change the person and/or address to which the Participant must give notice under this Section 15 by giving the Participant written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Participant will be directed to the Participant, or to the Participant’s executors, personal representatives or distributees, if the Participant is deceased, or the assignees of the Participant, at the Participant’s most recent home address on the records of the Company.

16. Compliance with Laws.  No certificate for Shares distributable pursuant to the Plan or this Agreement shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended from time to time or any successor statute, the Exchange Act and the requirements of the exchanges on which Shares may, at the time, be listed, and the provisions of any foreign securities laws or the rules of foreign securities exchanges, where applicable.

17. Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of the Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

18. Incorporation of the Plan.  The Plan, as it exists on the date of the Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the Award and the Agreement shall be subject to all terms and conditions of the Plan. In the event of any conflict between the provisions of the Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise.

19. Governing Law.  The laws of the State of New York shall govern the validity, interpretation, construction, and performance of this Agreement, without regard to the conflict of laws principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York and agree that such litigation shall be conducted only in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts.

If any provision of the Agreement is determined by a court of law to be illegal or unenforceable, in whole or in part, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

20. Code Section 409A.  It is intended that this Agreement and the Plan be designed and operated within the requirements of Code Section 409A (including any applicable exemptions) and, in the event of any inconsistency between any provision of the Plan or Agreement and Section 409A, the provisions of Section 409A shall control. Any provision in the Plan or Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. Any provision that is required by Section 409A to appear in the Plan or Agreement that is not expressly set forth therein shall be deemed to be set forth therein, and the Plan shall be administered in all respects as if such provision was expressly set forth herein. Any reference in the Plan or Agreement to Section 409A or a Treasury Regulation Section shall be deemed to include any similar or successor provisions thereto.

(a) Each Award is intended to be exempt from Code Section 409A under the short-term deferral exception set forth in Code Section or, in the alternative, to comply with the requirements of Section 409A.

(b) Notwithstanding anything in the Plan or Agreement to the contrary, if the Participant should become subject to the 6-month delay rule of Treasury Regulation Section 1.409A-1(c)(3)(v), then to the extent that an Award is subject to Section 409A and the Participant is a Specified Employee (as defined below) as of the date of Separation from Service (as defined below), distributions with respect to any RSUs that have been deferred may not be made before the date that is six (6) months after the date of Separation from Service or, if earlier, the date of the Participant’s death.

21. Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

22. Language.  If the Participant receives the Agreement or any other award documentation translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

23. Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

24. Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25. Definitions.  Where used in this Agreement, the following capitalized terms shall have the following meanings:

(a) “Cause” shall have the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Company. In addition, if there is no employment, consulting, or other written agreement between the Company and the Participant or if such agreement does not define “Cause” to the extent provided for below, then for purposes of this Agreement, “Cause” both thereunder and under this Agreement shall mean, as determined by the Committee in its sole judgment, conviction of the Participant under, or a plea of guilty by the participant to any state or federal felony charge (or the equivalent thereof outside of the United States); any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company or its affiliates regardless of amount; substance or alcohol abuse; or other conduct for which dismissal has been identified in the Company’s Code of Business Ethics and Conduct or the applicable Employee Handbook of the Company or its affiliates, or any successor manual, as a potential disciplinary measure.

In addition, the Participant’s employment or service shall be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this Plan, no act or failure to act on the

Participant’s part shall be considered “willful” unless it is done, or omitted to be done, by him or her in bad faith or without reasonable belief that his/her action or omission was in the best interests of the Company.

(b) “Confidential Information” means any information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is disclosed to, developed, or learned by the Participant during his/her status as a Participant, that relates to the business, services, techniques, know-how, processes, methods, formulations, investments, finances, operations, plans, research or development of the Company, and that is not generally known outside of the Company. Confidential Information includes, but is not limited to: the identity and information concerning the needs and preferences of current, former, and prospective customers; performance, compensation, and other personnel data concerning employees of the Company; business plans and strategies; plans for recruiting and hiring new personnel; trade secrets; and pricing strategies and policies. Confidential Information does not include the general skills, knowledge, and experience gained during the Participant’s status as a Participant and common to others in the industry or information that is or becomes publicly available without any breach by the Participant of this Agreement. The Participant agrees that at all times both during this Agreement and after his/her status as a Participant under this Agreement terminates, the Participant will not, without the Company’s express written permission, use Confidential Information for the Participant’s own benefit or the benefit of any other person or entity or disclose Confidential Information to any person other than (i) in the case of disclosures made while the Participant maintained his/her status as such hereunder, to persons to whom disclosure is required in connection with the performance of Participant’s duties for the Company or (ii) any disclosure requested by a court or regulatory authority with jurisdiction over the subject matter, in which event Participant agrees promptly to notify the Company in advance of and cooperate with the Company in any efforts to suppress or limit such disclosure.

(c) “Customer” means any Person (as defined below) who or which is or was a customer of the Company and with whom the Participant had business contact during his/her tenure as a Participant hereunder or about whom the Participant received Confidential Information; provided that a former customer will only be considered a “Customer” for twelve (12) months after the last date on which the Company provided products or services (including, without limitation, marketing services, as determined by the Company in its sole discretion) to such Person.

(d) “Distribution Date” means the date on which the Shares represented by vested RSUs shall be deemed to be distributed to the Participant, which is the date on which an RSU vests; provided that, the Distribution Date for a Participant who elects to defer the distribution of his/her Shares will be the earlier of (i) the date the Participant’s status as a Participant under this Agreement terminates or (ii) the end of the deferral period specified by the Participant.

(e) “Person” means an individual or any type of business entity.

(f) “Prospective Customer” means any Person, other than a Customer, toward whom or which the Company directed specific and material business development efforts, such as, but not limited to, a detailed proposal or bid, and with whom the Participant had business contact during his/her tenure as a Participant hereunder or about whom the Participant received Confidential Information; provided that such Person will only be considered a “Prospective Customer” for twelve (12) months after the last date on which such efforts were undertaken by the Company.

(g) “Protected Individual” means an individual who is or was an employee, consultant or advisor of the Company and with whom the Participant had business contact at any time during the Participant’s employment or other retention by the Company or about whom the Participant received Confidential Information ; provided that such a former employee, consultant or advisor will only be considered a “Protected Individual” for six (6) months after the last date he or she was employed by or provided services to the Company.

(h) “Restricted Stock Unit” or “RSU” means a notional account established pursuant to an Award granted to a Participant under this Agreement, which is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Agreement, and (iii) payable only in Shares.

(i) “Separation from Service” shall have the meaning given in Code Section 409A, and references to termination of employment shall be deemed to refer to a Separation from Service. In accordance with Treasury Regulation § 1.409A-1(h)(1)(ii) (or any similar or successor provisions), a Separation from Service shall be deemed to occur, without limitation, if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months. All references in this Agreement to “termination of employment” or “employment termination” or “termination of status as a Participant under this Agreement” shall be deemed to refer to a Separation from Service.

(j) “Specified Employee” has the meaning given to that term in Code Section 409A and Treasury Regulation § 1.409A-1(i) (or any similar or successor provisions).

In Witness Whereof, the parties have executed this Agreement effective as of the date first above written.

Fuel Tech, Inc.

By:
Participant	Its:

RESTRICTED STOCK UNIT AGREEMENT

APPENDIX A

Terms and Conditions for Participants Located in Canada

This Appendix A to the Agreement includes supplemental and/or replacement terms and conditions that govern the grant of RSUs for Participants in Canada. Capitalized terms not explicitly defined in this Appendix A have the definitions ascribed to them in the Fuel Tech, Inc. Incentive Plan, as amended (the “Plan”) and/or the Fuel Tech Inc. Restricted Stock Unit Agreement, as applicable.

This Appendix A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his/her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in Canada as of May 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of his/her participation in the Plan because the information may be out of date at vesting of the RSUs or the subsequent sale of the Shares.

In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure him/her of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his/her country may apply to his/her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he/she is currently working, the information contained herein may not be applicable to him/her.

TERMS AND CONDITIONS

1. RSUs Payable in Shares Only.  Notwithstanding any provision in the Plan or the Agreement to the contrary, due to securities law considerations in Canada, the RSUs will be settled in whole Shares only.

2. Authorization to Release and Transfer Necessary Personal Information. The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data as described herein and any other RSU grant materials by and among, as applicable, the Company, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company may hold certain personal information about the Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any subsidiary or affiliate, details of the RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Personal Data”), for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and community legislation.

The Participant also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Participant’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Controller of Personal Data processing is Fuel Tech, Inc., with registered offices at 27601 Bella Vista Parkway, Warrenville, Illinois 60555, United States of America and its representative in Canada is FT Targeted Injected Chemicals Ltd. with registered offices in Ontario, Canada.

The Participant understands that Personal Data will not be publicized, but it may be accessible by the employer as a data processor of the Company and within the employer’s organization by its internal and external personnel in charge of processing.

Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Participant understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company. The Participant further understands that the Company and/or its subsidiaries or affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and/or its subsidiaries or affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom the Participant may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be located in or outside the European Economic Area, such as the United States of America or elsewhere. The updated list of data processors and of the subjects to which Personal Data are communicated will be available upon request from the employer. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations.

The processing activity, including communication, the transfer of Personal Data abroad, pursuant to Applicable Laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan.

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any affiliate and any stock plan service provider selected by the Company to assist with the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any affiliate to record such information and to keep such information in the Participant’s file.

Furthermore, the Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.

PROVISION APPLICABLE TO PARTICIPANTS IN QUEBEC ONLY

1. Language Consent.  The parties acknowledge that it is their express wish that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drafted in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procedures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

ATTACHMENT A-3

FORM OF EXCHANGE PROGRAM RESTRICTED STOCK UNIT AGREEMENT — ITALY PARTICIPANTS

EXCHANGE PROGRAM RESTRICTED STOCK UNIT AGREEMENT

ITALY PARTICIPANTS

This Restricted Stock Unit Agreement, together with any country-specific terms and conditions contained in Appendix A (as described in Section 14), comprise the agreement (the “Agreement”). The Agreement is hereby entered into effective as of          , 2011 (the “Award Date”), by and between Fuel Tech, Inc. (the “Company”), and           (the “Participant”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Fuel Tech, Inc. Incentive Plan, as amended (the “Plan”).

1. Award of Restricted Stock Units.  In accordance with the terms of the Plan and subject to the terms and conditions of this Agreement, the Company hereby awards the Participant           Restricted Stock Units (“RSUs”), effective as of the Award Date. Each vested RSU entitles the Participant to receive one share of the Company’s common stock (a “Share”) on the Participant’s Distribution Date (as defined below). The value of the Share on the Participant’s Distribution Date will be the Fair Market Value per Share.

2. Vesting of RSUs.  All RSUs awarded to the Participant will vest on the second anniversary of the Award Date, provided that Participant’s status as a Participant under this Agreement has not terminated before that date.

Notwithstanding the foregoing, the Participant’s outstanding, unvested RSUs shall immediately vest upon a Change of Control of the Company in accordance with the Plan. If the Participant’s status as a Participant under this Agreement terminates before the lapse of vesting restrictions on the RSUs because the Participant dies or becomes Totally Disabled, then effective as of the earlier date of either such event, as applicable, all then unvested RSUs shall be forfeited.

3. Termination of Status as Participant.  Upon the termination of Participant’s status as a Participant under this Agreement (e.g., termination of employment with the Company),

(a) The Participant will forfeit any RSUs that have not vested under Section 2 above; and

(b) The Company will distribute to the Participant Shares equal to the number of RSUs already vested regardless of whether or not the Participant had elected to defer under Section 4 below.

Notwithstanding anything in this Agreement to the contrary, if the Participant’s status as a Participant under this Agreement (e.g., termination of employment with the Company) terminates for Cause (as defined below), the Participant shall forfeit all RSUs that have not vested under Section 2 above and all RSUs that the Participant has elected to defer under Section 4 below.

4. Deferral of Award.  No deferrals shall be permitted.

5. Distribution of Shares.  As soon as practicable after the Participant’s Distribution Date, the Company may either (i) issue to the Participant or the Participant’s personal representative a Share certificate or (ii) deposit Shares with an online broker or other service provider contracted by the Company for such purpose, subject to Sections 8 and 10 below and compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The Company will pay to the Participant in cash an amount in lieu of any fractional RSU, based on the Fair Market Value per Share of the Shares. Until such time as Shares have been issued to the Participant under this Section 5, the Participant shall not have any rights as a holder of the Shares underlying this Award, including but not limited to voting rights or dividends, if and when the Company declares same. RSUs represent only hypothetical Shares and, therefore, the Participant is not entitled to any of the rights or benefits generally accorded to stockholders with respect thereto.

6. Changes in Capital or Corporate Structure.  In the event of any change in the outstanding shares of common stock of the Company by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Committee or Board, as applicable, shall proportionately adjust, in a manner deemed equitable by the Committee or Board, as applicable, in its sole discretion, the number of RSUs held by the Participant under this Agreement, in accordance with the Plan.

7. Nontransferability.  RSUs awarded under this Agreement, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

8. Non-Competition and Non-Solicitation Restrictive Covenants.  In order to protect the Confidential Information (as defined below), customer relationships, and other legitimate business interests of the Company, during the Participant’s status as such under this Agreement and for twelve (12) months following the termination of his/her status as a Participant under this Agreement (e.g., termination of employment with the Company), the Participant will not, directly or indirectly, as an employee, agent, member, director, partner, consultant or contractor or in any other individual or representative capacity: (a) solicit any Protected Individual (as defined below) for other employment or engagement, induce or attempt to induce any Protected Individual to terminate his/her employment, hire or engage any Protected Individual, or otherwise interfere or attempt to interfere in any way in the relationship between the Company and such Protected Individual; or (b) solicit or provide competitive products or services to any Customer (as defined below) or Prospective Customer (as defined below) or otherwise interfere or attempt to interfere in any way in the relationship between the Company and any Customer or Prospective Customer. Because the Company’s business is global in scope, the Participant understands and agrees that these restrictions apply worldwide.

The Participant agrees that in the event of a breach or threatened breach of any of the covenants contained in this Section 8, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant shall forfeit, upon written notice to such effect from the Company and to the extent permitted by governing law: (i) any and all RSUs awarded granted to him or her under the Plan and this Agreement, including vested RSUs or Shares; (ii) any Shares acquired under this Award, and (iii) any profit the Participant has realized on the vesting or sale of any Shares acquired under this Award, which Participant may be required to repay to the Company). The forfeiture provisions of this Section 8 shall continue to apply, in accordance with their terms, after the provisions of any employment or other agreement between the Company and the Participant have lapsed. The Participant consents and agrees that if the Participant violates or threatens to violate any provisions of this Section 8, the Company or its successors in interest shall be entitled, in addition to any other remedies that they may have (including money damages), to an injunction to be issued by a court of competent jurisdiction restraining the Participant from committing or continuing any violation of this Section 8. In the event that the Participant is found to have breached any provision set forth in this Section 8 or elsewhere in this Agreement, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as the Participant was in violation of that provision.

9. Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

10. Tax Consequences and Withholding.  Nothing contained herein shall be construed as a promise, guarantee, or other representation by the Company of any particular tax effect nor shall the Company be liable for any taxes, penalties, or other amounts incurred by the Participant. The Company may withhold from any Shares that it is required to deliver under this Agreement the number of Shares sufficient to satisfy applicable withholding requirements under any applicable federal, state, local or foreign law, rule or regulation pertaining to any income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), if any. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Participant acknowledges that he/she has had sufficient opportunity to review with his/her own tax advisors the federal, state, local, and foreign tax consequences of the transactions contemplated by the Agreement. The Participant acknowledges he/she must rely solely on such advisors and not on any statement or representations of the Company or any of its agents. The Participant understands that he/she (and not the Company) shall be responsible for any tax liability (which may exceed the amount actually withheld by the Company) that may arise as a result of the transactions contemplated by the Agreement.

The Participant shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of his/her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his/her obligations in connection with the Tax-Related Items.

11. No Limitation on the Company’s Rights.  The granting of RSUs shall not in any way affect the Company’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12. Plan and Agreement Not a Contract of Employment or Service.  Neither the Plan nor this Agreement is a contract of employment or service, and no terms of the Participant’s employment or service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights to the Participant to continue in service with the Company or any subsidiary or affiliate thereof. In addition, the Participant acknowledges the following:

(a) The grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past.

(b) All decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company.

(c) The Participant is voluntarily participating in the Plan.

(d) The RSUs and the Shares subject to the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of the Participant’s employment contract, if any.

(e) The RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation.

(f) The RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any of its subsidiaries or affiliates.

(g) The future value of the underlying Shares is unknown and cannot be predicted with certainty.

(h) In consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Participant’s employment with the Company (for any reason and whether or not in breach of any applicable laws) and the Participant irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived his/her entitlement to pursue such claim.

13. Entire Agreement and Amendment.  This Agreement is the entire Agreement between the parties to it, and all prior oral and written representations are merged in this Agreement. This Agreement may be amended, modified or terminated only by written agreement between the Participant and the Company, provided that the Company may amend this Agreement without further action by the Participant if such amendment is deemed by the Company to be advisable or necessary to comply with Code Section 409A. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof. Each party has cooperated in the preparation of this Agreement. As a result, this Agreement shall not be construed against any party on the basis that the party was the draftsperson.

14. Appendix A.  Notwithstanding any provisions in this Agreement or any other award documentation, the RSU grant shall be subject to any special terms and conditions for awards granted to Participants in Italy, as set forth in Appendix A to this Agreement. Appendix A constitutes part of the Agreement.

15. Notices.  Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:

Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, Illinois 60555
Attention: General Counsel

The Company may change the person and/or address to which the Participant must give notice under this Section 15 by giving the Participant written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Participant will be directed to the Participant, or to the Participant’s executors, personal representatives or distributees, if the Participant is deceased, or the assignees of the Participant, at the Participant’s most recent home address on the records of the Company.

16. Compliance with Laws.  No certificate for Shares distributable pursuant to the Plan or this Agreement shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended from time to time or any successor statute, the Exchange Act and the requirements of the exchanges on which Shares may, at the time, be listed, and the provisions of any foreign securities laws or the rules of foreign securities exchanges, where applicable.

17. Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of the Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

18. Incorporation of the Plan.  The Plan, as it exists on the date of the Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the Award and the Agreement shall be subject to all terms and conditions of the Plan. In the event of any conflict between the provisions of the Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise.

19. Governing Law.  The laws of the State of New York shall govern the validity, interpretation, construction, and performance of this Agreement, without regard to the conflict of laws principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York and agree that such litigation shall be conducted only in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts.

If any provision of the Agreement is determined by a court of law to be illegal or unenforceable, in whole or in part, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

20. Code Section 409A.  It is intended that this Agreement and the Plan be designed and operated within the requirements of Code Section 409A (including any applicable exemptions) and, in the event of any inconsistency between any provision of the Plan or Agreement and Section 409A, the provisions of Section 409A shall control. Any provision in the Plan or Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. Any provision that is required by Section 409A to appear in the Plan or Agreement that is not expressly set forth therein shall be deemed to be set forth therein, and the Plan shall be administered in all respects as if such provision was expressly set forth herein. Any reference in the Plan or Agreement to Section 409A or a Treasury Regulation Section shall be deemed to include any similar or successor provisions thereto.

(a) Each Award is intended to be exempt from Code Section 409A under the short-term deferral exception set forth in Code Section or, in the alternative, to comply with the requirements of Section 409A.

(b) Notwithstanding anything in the Plan or Agreement to the contrary, if the Participant should become subject to the 6-month delay rule of Treasury Regulation Section 1.409A-1(c)(3)(v), then to the extent that an Award is subject to Section 409A and the Participant is a Specified Employee (as defined below) as of the date of Separation from Service (as defined below), distributions with respect to any RSUs that have been deferred may not be made before the date that is six (6) months after the date of Separation from Service or, if earlier, the date of the Participant’s death.

21. Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

22. Language.  If the Participant receives the Agreement or any other award documentation translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

23. Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

24. Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25. Definitions.  Where used in this Agreement, the following capitalized terms shall have the following meanings:

(a) “Cause” shall have the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Company. In addition, if there is no employment, consulting, or other written agreement between the Company and the Participant or if such agreement does not define “Cause” to the extent provided for below, then for purposes of this Agreement, “Cause” both thereunder and under this Agreement shall mean, as determined by the Committee in its sole judgment, conviction of the Participant under, or a plea of guilty by the participant to any state or federal felony charge (or the equivalent thereof outside of the United States); any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company or its affiliates regardless of amount; substance or alcohol abuse; or other conduct for which dismissal has been identified in the Company’s Code of Business Ethics and Conduct or the applicable Employee Handbook of the Company or its affiliates, or any successor manual, as a potential disciplinary measure.

In addition, the Participant’s employment or service shall be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this Plan, no act or failure to act on the

Participant’s part shall be considered “willful” unless it is done, or omitted to be done, by him or her in bad faith or without reasonable belief that his/her action or omission was in the best interests of the Company.

(b) “Confidential Information” means any information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is disclosed to, developed, or learned by the Participant during his/her status as a Participant, that relates to the business, services, techniques, know-how, processes, methods, formulations, investments, finances, operations, plans, research or development of the Company, and that is not generally known outside of the Company. Confidential Information includes, but is not limited to: the identity and information concerning the needs and preferences of current, former, and prospective customers; performance, compensation, and other personnel data concerning employees of the Company; business plans and strategies; plans for recruiting and hiring new personnel; trade secrets; and pricing strategies and policies. Confidential Information does not include the general skills, knowledge, and experience gained during the Participant’s status as a Participant and common to others in the industry or information that is or becomes publicly available without any breach by the Participant of this Agreement. The Participant agrees that at all times both during this Agreement and after his/her status as a Participant under this Agreement terminates, the Participant will not, without the Company’s express written permission, use Confidential Information for the Participant’s own benefit or the benefit of any other person or entity or disclose Confidential Information to any person other than (i) in the case of disclosures made while the Participant maintained his/her status as such hereunder, to persons to whom disclosure is required in connection with the performance of Participant’s duties for the Company or (ii) any disclosure requested by a court or regulatory authority with jurisdiction over the subject matter, in which event Participant agrees promptly to notify the Company in advance of and cooperate with the Company in any efforts to suppress or limit such disclosure.

(c) “Customer” means any Person (as defined below) who or which is or was a customer of the Company and with whom the Participant had business contact during his/her tenure as a Participant hereunder or about whom the Participant received Confidential Information; provided that a former customer will only be considered a “Customer” for twelve (12) months after the last date on which the Company provided products or services (including, without limitation, marketing services, as determined by the Company in its sole discretion) to such Person.

(d) “Distribution Date” means the date on which the Shares represented by vested RSUs shall be deemed to be distributed to the Participant, which is the date on which an RSU vests; provided that, the Distribution Date for a Participant who elects to defer the distribution of his/her Shares will be the earlier of (i) the date the Participant’s status as a Participant under this Agreement terminates or (ii) the end of the deferral period specified by the Participant.

(e) “Person” means an individual or any type of business entity.

(f) “Prospective Customer” means any Person, other than a Customer, toward whom or which the Company directed specific and material business development efforts, such as, but not limited to, a detailed proposal or bid, and with whom the Participant had business contact during his/her tenure as a Participant hereunder or about whom the Participant received Confidential Information; provided that such Person will only be considered a “Prospective Customer” for twelve (12) months after the last date on which such efforts were undertaken by the Company.

(g) “Protected Individual” means an individual who is or was an employee, consultant or advisor of the Company and with whom the Participant had business contact at any time during the Participant’s employment or other retention by the Company or about whom the Participant received Confidential Information ; provided that such a former employee, consultant or advisor will only be considered a “Protected Individual” for six (6) months after the last date he or she was employed by or provided services to the Company.

(h) “Restricted Stock Unit” or “RSU” means a notional account established pursuant to an Award granted to a Participant under this Agreement, which is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Agreement, and (iii) payable only in Shares.

(i) “Separation from Service” shall have the meaning given in Code Section 409A, and references to termination of employment shall be deemed to refer to a Separation from Service. In accordance with Treasury Regulation § 1.409A-1(h)(1)(ii) (or any similar or successor provisions), a Separation from Service shall be deemed to occur, without limitation, if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months. All references in this Agreement to “termination of employment” or “employment termination” or “termination of status as a Participant under this Agreement” shall be deemed to refer to a Separation from Service.

(j) “Specified Employee” has the meaning given to that term in Code Section 409A and Treasury Regulation § 1.409A-1(i) (or any similar or successor provisions).

In Witness Whereof, the parties have executed this Agreement effective as of the date first above written.

Fuel Tech, Inc.

By:
Participant	Its:

RESTRICTED STOCK UNIT AGREEMENT

APPENDIX A

Terms and Conditions for Participants Located in Italy

This Appendix A to the Agreement includes supplemental and/or replacement terms and conditions that govern the grant of RSUs for Participants in Italy. Capitalized terms not explicitly defined in this Appendix A have the definitions ascribed to them in the Fuel Tech, Inc. Incentive Plan, as amended (the “Plan”) and/or the Fuel Tech Inc. Restricted Stock Unit Agreement, as applicable.

This Appendix A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his/her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in Italy as of May 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of his/her participation in the Plan because the information may be out of date at vesting of the RSUs or the subsequent sale of the Shares.

In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure him/her of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his/her country may apply to his/her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he/she is currently working, the information contained herein may not be applicable to him/her.

TERMS AND CONDITIONS

3. Authorization to Release and Transfer Necessary Personal Information. The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data as described herein and any other RSU grant materials by and among, as applicable, the Company, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company may hold certain personal information about the Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any subsidiary or affiliate, details of the RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Personal Data”), for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and community legislation.

The Participant also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Participant’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Controller of Personal Data processing is Fuel Tech, Inc., with registered offices at 27601 Bella Vista Parkway, Warrenville, Illinois 60555, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Fuel Tech Srl with registered offices at Via Marsala, 34/A, Gallarate (Va), Italy.

The Participant understands that Personal Data will not be publicized, but it may be accessible by the employer as a data processor of the Company and within the employer’s organization by its internal and external personnel in charge of processing.

Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Participant understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company. The Participant further understands that the Company and/or its subsidiaries or affiliates will transfer

Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and/or its subsidiaries or affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom the Participant may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be located in or outside the European Economic Area, such as the United States of America or elsewhere. The updated list of data processors and of the subjects to which Personal Data are communicated will be available upon request from the employer. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area as specified herein and pursuant to Applicable Laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right at any moment to, including but not limited to, obtain confirmation that Personal Data exists or not, access, verify their content, origin and accuracy, delete, update, correct, block or stop, for legitimate reason, the Personal Data processing.

Furthermore, the Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.

4. Plan Document Acknowledgment.  In accepting the RSUs, the Participant acknowledges that he/she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix A, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix A. The Participant further acknowledges that he/she has read and specifically and expressly approves the following sections of the Restricted Stock Unit Agreement:

Section 2 (“Vesting of RSUs”); Section 3 (“Termination of Status as Participant”); Section 5 (“Distribution of Shares”); Section 7 (“Nontransferability”); Section 10 (“Tax Consequences and Withholding”); Section 12 (“Plan and Agreement Not a Contract of Employment or Service”); Section 19 (“Governing Law”); Section 22 (“Language”); Section 23 (“Electronic Delivery”); Section 24 (“Imposition of Other Requirements”); and the “Authorization to Release and Transfer Necessary Personal Information,” above.

NOTIFICATIONS

2. Exchange Control Information.  The Participant is required to report in his/her annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of RSUs acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. The Participant may be exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on the Participant’s behalf.

ATTACHMENT B

SELECTED FINANCIAL DATA

Fuel Tech, Inc.

Summary Financial Data

The following summary financial information has been derived from and should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2010 and the quarter ended March 31, 2011 that are incorporated by reference in this document.

CONSOLIDATED STATEMENTS OF INCOME INFORMATION

	Quarter
	Ended	Year Ended	Year Ended
	March 31,	December 31,	December 31,
	2011	2010	2009
	(Unaudited)
	(In thousands, except per share amounts)

Net Revenues	$$22,622	$81,795	$71,397
Gross Profit	$11,156	34,974	28,953
Income (loss) from Operations	$2,803	3,937	(3,081)
Net Income (loss)	$$1,339	$1,753	$(2,306)

Net Income (loss) per Share:
Basic	$$0.06	$0.07	$(0.10)

Diluted	$$0.05	$0.07	$(0.10)

Shares Used in Per-Share Calculation:
Basic	24,214,000	24,213,000	24,148,000

Diluted	24,669,000	24,405,000	24,148,000

CONSOLIDATED BALANCE SHEET INFORMATION

	March 31,	December 31,	December 31,
	2011	2010	2009
	(Unaudited)
	(In thousands, except per share amounts)

Current Assets	$53,356	$54,456	$42,422
Non-Current Assets	$48,322	$48,747	$49,840

Total Assets	$101,678	$103,203	$92,262

Current Liabilities	$14,341	$17,811	$11,844
Non-Current Liabilities	$1,509	$1,482	$2,196

Total Liabilities	$15,850	$19,293	$14,040
Total Stockholders’ Equity	$85,828	$83,910	$78,222

Total Liabilities and Stockholders’ Equity	$101,678	$103,203	$92,262

We had a book value of $3.54 per share as of March 31, 2011 (calculated using the book value of $85,828,000 as of March 31, 2011, divided by the number of outstanding shares of 24,214,000 as of March 31, 2011).

The following table sets forth our ratio of earnings to fixed charges for the periods specified (in thousands, except ratio of earnings to fixed charges):

	Three Months	Year Ended	Year Ended
	Ended	December 31,	December 31,
	March 31, 2011	2010	2009
	(Unaudited)

Earnings:
Income (loss) from continuing operations before income taxes	$2,724	$3,686	$(3,410)
Add: fixed charges	40	143	120

Earnings	$2,764	$3,829	$(3,290)

Fixed charges:
Interest expense	$40	$143	$120
Estimate of interest relating to rental expense	—	—	—

Total fixed charges	$40	$143	$120

Ratio of earnings to fixed charges	69.1	26.8	(27.4)